Exhibit 10.3

LEASE AGREEMENT

This Lease Agreement (the “Lease”) made and entered into as of the 17th day of October, 2011 between TST Oklahoma City, LLC (the “Landlord”), and Mercy Rehabilitation Hospital, LLC, an Oklahoma limited liability company (the “Tenant”).

In consideration of the rents, mutual covenants and agreements set forth herein, the Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord that certain real property and improvements consisting of that certain Inpatient Rehabilitation Hospital located at 5401 West Memorial Road, Oklahoma City, Oklahoma consisting of a one (1) story, approximately 53,449 square foot building (the “Building”) with related parking area and surrounding land, as more particularly described herein and on Exhibit “A” to be attached hereto (the “Premises”).

The following, together with the General Provisions of Lease attached hereto and incorporated herein by reference, constitute the provisions of this Lease.

(a)	Landlord’s Address:	With a copy to:
	TST Oklahoma City, LLC	Wallace Jordan Ratliff & Brandt, LLC
	c/o The Sanders Trust, LLC	800 Shades Creek Parkway, Suite 400
	1000 Urban Center Drive, Suite 675	Birmingham, Alabama 35209
	Birmingham, Alabama 35242	Attn: Michael J. Brandt

and:

	Harrison Street Real Estate Capital	DLA Piper LLP (US)
	71 South Wacker Drive, Suite 3575 203 Chicago, Illinois	North LaSalle Street, Suite 1900 Chicago, Illinois 60601
	Attn: Stephen Gordon	Attn: Shari Helft Lennon
Michael Gershowitz

(b)	Tenant’s Address:	With a copy to:
	Mercy Rehabilitation Hospital, LLC	Mercy Health f/k/a Sisters of Mercy Health System
	c/o Centerre Healthcare Corporation	14528 South Outer Forty Road, Suite 100
	5250 Virginia Way, Suite 240	Chesterfield, Missouri 63017
	Brentwood, Tennessee 37027	Attn: VP Real Estate Management
Attn: Darrell Simpson

and:

	Bradley Arant Boult Cummings, LLP	Mercy Health f/k/a Sisters of Mercy Health System
	1600 Division Street, Suite 700	14528 South Outer Forty Road, Suite 100
	Nashville, Tennessee 37203	Chesterfield, Missouri 63017
	Attn: David Rutter	Attn: Nancy Bukovic

(c)	Lease Term: The term of this Lease (the “Term”) shall commence upon the date (the “Commencement Date”) that Landlord delivers exclusive possession of the Premises to Tenant following the “Completion Date,” as such term is defined in that certain Development Agreement between Landlord, as Owner, The Sanders Trust, as Developer, and Tenant, as Company, dated October 17, 2011 (the “Development Agreement”). The Term shall expire at midnight on the last day of the 180th full calendar month after the Commencement Date, unless renewed or extended in accordance herewith. The Commencement Date, when identified, will be confirmed by all parties by execution of Exhibit “B” attached hereto and made a part hereof. In the event Tenant fails to execute and return Exhibit “B” to Landlord within thirty (30) days of receipt from Landlord, then the date on Exhibit “B” shall be deemed accepted and confirmed by Tenant.

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(d)	Option To Renew: Tenant shall have three (3) succeeding options to renew the Term, each such option, if exercised, shall extend the Term for a period of ten (10) years, as further described in Exhibit “C” attached hereto and made a part hereof.

(e)	Base Rent: Base Rent during the first year of the Lease term shall determined by multiplying the actual Project Costs (as defined in Section 6(g) of the Development Agreement) by eight and one-half percent (8.5%) (hereinafter “Base Rent”). By way of illustration only, the budget for Project Costs is $19,391,187, which (if fully used) results in the initial Base Rent being $1,648,250.89 per annum, payable in monthly installments of $137,354.24. At least thirty (30) days prior to the Commencement Date, Landlord shall notify Tenant, in writing, of Landlord’s best estimate of the actual Project Costs and the Base Rent shall be initially calculated based on such estimate. Within forty-five (45) days after the Commencement Date, Landlord shall furnish Tenant with a final, written statement of Project Costs and the Base Rent shall be recalculated based thereon; provided Tenant shall have the right to dispute any Project Costs in accordance with the Development Agreement and the Base Rent shall be recalculated again once such dispute is resolved pursuant thereto. Within fifteen (15) business days after any recalculation of Project Costs, Landlord or Tenant, as applicable, shall make any payments necessary to cause Tenant to have paid the correct Base Rent with respect to prior periods, but not more. As soon as Project Costs are finally known, Landlord and Tenant shall execute a written certificate setting forth the exact Base Rent for the first (1st) year of the Lease term. Notwithstanding anything to the contrary, for purposes of calculating the Base Rent, in no event will the actual Project Costs exceed the Maximum Project Costs (as defined in the Development Agreement).

Base Rent shall be increased annually by two and one half percent (2.5%) each year, such increases to be effective on the first day of the month following the anniversary of the Commencement Date (unless the Commencement Date is on the first day of a month, in which case Base Rent will be increased annually on the anniversary of the Commencement Date) throughout the term and any renewal or extension terms of the Lease. Base Rent shall be due and paid in equal monthly installments payable in advance on or before the 1st day of each calendar month throughout the Lease term.

(f)	Operating Expenses: This is an absolute net lease, meaning that, except as otherwise expressly provided in this Lease or the Development Agreement, it is the intention of Landlord and Tenant that all property taxes, insurance expenses, operating costs, utility expenses, and maintenance, repairs or replacement expenses of every kind and nature relating to the Premises which arise or become due and are allocable to periods during the Term of this Lease shall be paid by Tenant. Unless otherwise expressly provided herein or in the Development Agreement, Tenant expressly acknowledges and agrees that Landlord is not obligated to perform any services of any nature with respect to the Premises. In the event Tenant fails to pay any amount that it expressly owes to a third party under this Lease and Tenant does not cure such failure within ten (10) days after Tenant’s receipt of written notice from Landlord, then Landlord may pay such amount and Tenant shall promptly reimburse Landlord therefor, which reimbursement shall herein be referred to as Additional Rent; provided, however, (i) if Tenant notifies Landlord, in writing, that Tenant is disputing the amount within such ten (10) day period and Tenant’s failure to pay such amount does not create a material risk of loss or damage to the Premises, then Landlord shall not pay such amount unless it gives rise to a lien on the Premises that Tenant fails to release in accordance with Section 12 below, and (ii) if Tenant’s failure to pay the amount creates a material risk of loss or damage to the Premises, then Landlord may immediately pay such amount, without giving notice to Tenant. As between Tenant and Landlord, Tenant shall be responsible for the solicitation of, contracting and the payment for all services provided to Tenant at the Premises during the Term.

(g)	Security Deposit: N/A.

(h)	Guaranty: The obligations of Tenant under the Lease shall be guaranteed on a pro rata basis by both Mercy Health System of Oklahoma and Centerre Healthcare Corporation pursuant to Guaranty Agreements in form as set forth in Exhibit “D” attached hereto and made a part hereof.

(i)	Purchase Option: As further described in Exhibit “E” attached hereto.

(j)	Right of First Offer/Right of First Refusal: In the event Landlord receives a bona fide offer to sell the Property, Tenant shall have a Right of First Refusal with respect to such offer as further defined in Exhibit “E” attached hereto.

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(k)	Leasing Brokerage: N/A, as further provided in section 39 herein.

(l)	Permitted Use of Premises: Any or all of the following purposes and uses incidental thereto (collectively, the “Permitted Uses”): (i) the operation of a rehabilitation hospital (as further defined in Section 6 below), the provision of medical services and activities related thereto, including, without limitation, (A) diagnostic and treatment services, tests and procedures by physicians and other health care professionals, (B) medical imaging, including, without limitation, the operation of CT scanners, MRIs, X-Rays and other imaging equipment, (C) the operation of a medical clinic, (D) laboratory, (E) the provision of occupational therapy, physical therapy, speech therapy, respiratory therapy and wellness services, (F) food service, (G) retail sales, including, without limitation, the sale of durable medical products and other health care related products, (H) pharmacy; and (ii) general office uses.

(m)	Tenant Work Allowance: Intentionally Deleted.

(o)	Except as otherwise set forth herein or in the Development Agreement, Tenant accepts the Premises “as is, where is” and Landlord shall have no responsibility whatsoever to make any improvements, alterations, or additions to the Premises.

(p)	Normal Business Hours: Intentionally Deleted

[SIGNATURES ON NEXT PAGE]

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The parties hereto further agree to be bound by the terms and provisions of the General Provisions of Lease for the Premises, together with all Exhibits and Amendments, a copy of which is attached hereto and made a part hereof.

For purposes hereof, an electronic e-mail or a facsimile copy of this Lease Agreement, including the signature pages thereto, shall be deemed a valid and enforceable original.

TENANT		LANDLORD:

Mercy Rehabilitation Hospital, LLC		TST Oklahoma City, LLC

By:	/s/ Thomas K. Chadwick	By:	/s/ Rance M.Sanders
Title:	Authorized Representative	Title:	Authorized Representative

WITNESS:		WITNESS:	[illegible]
WITNESS:		WITNESS:	[illegible]

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GENERAL PROVISIONS OF LEASE

AT

BETWEEN TST OKLAHOMA CITY, LLC, LANDLORD

AND

MERCY REHABILITATION HOSPITAL, LLC, TENANT

RECEIPT

THE UNDERSIGNED HEREBY ACKNOWLEDGES THE RECEIPT, PRIOR TO EXECUTION OF THE LEASE, OF THESE GENERAL PROVISIONS OF LEASE, CONTAINING PAGES 6 THROUGH 20, TOGETHER WITH ATTACHED EXHIBITS, ALL OF WHICH ARE A PART OF THE UNDERSIGNED’S LEASE OF THAT CERTAIN PREMISES.

THE UNDERSIGNED FURTHER ACKNOWLEDGES THAT HE/SHE/IT IS FAMILIAR WITH THE TERMS OF THESE GENERAL PROVISIONS OF LEASE AND AGREES TO BE BOUND BY AND TO BE BOUND BY AND TO COMPLY WITH THEM.

Mercy Rehabilitation Hospital, LLC

BY:	/s/ Thomas K. Chadwick

PRINT NAME:	Thomas K. Chadwick

ITS:	Authorized Representative

DATE:	October 17, 2011

TST Oklahoma City, LLC

BY:

PRINT NAME:

ITS:

DATE:	October 17, 2011

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GENERAL PROVISIONS OF LEASE

AT

BETWEEN TST OKLAHOMA CITY, LLC, LANDLORD

AND

MERCY REHABILITATION HOSPITAL, LLC, TENANT

RECEIPT

THE UNDERSIGNED HEREBY ACKNOWLEDGES THE RECEIPT, PRIOR TO EXECUTION OF THE LEASE, OF THESE GENERAL PROVISIONS OF LEASE, CONTAINING PAGES ___ THROUGH ___, TOGETHER WITH ATTACHED EXHIBITS, ALL OF WHICH ARE A PART OF THE UNDERSIGNED’S LEASE OF THAT CERTAIN PREMISES.

THE UNDERSIGNED FURTHER ACKNOWLEDGES THAT HE/SHE/IT IS FAMILIAR WITH THE TERMS OF THESE GENERAL PROVISIONS OF LEASE AND AGREES TO BE BOUND BY AND TO COMPLY WITH THEM.

Mercy Rehabilitation Hospital, LLC

BY:

PRINT NAME:

ITS:

DATE:	October 17, 2011

TST Oklahoma City, LLC

BY:	/s/ Rance M. Sanders

PRINT NAME:	Rance M. Sanders

ITS:	Authorized Representative

DATE:	October 17, 2011

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TABLE OF CONTENTS
SECTION
1.	BASE RENT	5
2.	ADDITIONAL RENT	5
3.	RENT PAYMENT	6
4.	PAYMENT FOR OTHER SERVICES	6
5.	SECURITY DEPOSIT	6
6.	TENANT’S OCCUPANCY AND USE	6
7.	LANDLORD’S RIGHT OF ACCESS	7
8.	QUIET POSSESSION	7
9.	SERVICES AND UTILITIES	7
10.	REPAIRS AND MAINTENANCE	7
11.	TENANT’S ALTERATIONS, FIXTURES AND PERSONAL PROPERTY	8
12.	TENANT FINISH	8
13.	LIENS BY TENANT	9
14.	SUBLETTING AND ASSIGNING	9
15.	FIRE AND CASUALTY	9
16.	WAIVER OF SUBROGATION	10
17.	DEFAULT BY TENANT	10
18.	DEFAULT BY LANDLORD	11
19.	INDEMNITY OF LANDLORD-INSURANCE	11
20.	ATTORNEY’S FEES	12
21.	TRANSFER OF ASSIGNMENT BY LANDLORD	12
22.	ESTOPPEL CERTIFICATE	12
23.	CONDEMNATION	12
24.	TAXES ON TENANT’S PROPERTY	12
25.	SIGNS	12
26.	RULES AND REGULATIONS	12
27.	FINANCIALSTATEMENTS	13
28.	HOLDING OVER	13
29.	NON-WAIVER	13
30.	SUBORDINATION AND ATTORNMENT	13
31.	SUCCESSORS AND ASSIGNS	14
32.	INTEREST ON TENANT’S OBLIGATION	14
33.	TIME	14
34.	APPLICABLE LAW	14
35.	SEVERABILITY	14
36.	EXAMINATION OF LEASE	14
37.	AUTHORITY OF TENANT	14
38.	COMMENCEMENT DATE AND PREPARATION OF PREMISES	14
39.	BROKERS	15
40.	NOTICES	15
41.	RADON GAS	15
42.	ENTIRE AGREEMENT	15
43.	WAIVER OF TRIAL BY JURY	15

EXHIBITS:

EXHIBIT “A” – LEASED PREMISES

EXHIBIT “B” – COMMENCEMENT DATE OF THE TERM

EXHIBIT “C” – OPTION TO RENEW

EXHIBIT “D” – LEASE GUARANTIES

EXHIBIT “E” – PURCHASE OPTION, RIGHT OF FIRST REFUSAL, RIGHT OF FIRST OFFER

EXHIBIT “F” – OPERATING COST EXCLUSIONS

EXHIBIT “G” – LEASEHOLD MORTGAGES

EXHIBIT “H” – PROHIBITED TRANSFEREES

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SEC. 1. BASE RENT: The amount of Base Rent shall be as provided above in paragraph (e) on page 2 of this Lease. The term “Rent” as used herein shall Tenant shall, at Tenant'srefer to Base Rent and Additional Rent. Anything herein to the contrary notwithstanding, in no event will the Base Rent provided for in this Lease ever be reduced except in accordance with the express provisions of this Lease.

SEC. 2. ADDITIONAL RENT: Landlord shall have no responsibility whatsoever to pay any expenses whatsoever related to the operation of the Premises during the Term, except to the extent expressly provided herein or in the Development Agreement, and all charges, costs and expenses for which Tenant is responsible under any provision of this Lease, including those expenses identified in paragraph A. below, shall constitute and hereinafter be referred to as “Additional Rent”. In the event Landlord incurs or assumes any expense related to the Premises, then Tenant shall reimburse Landlord, as Additional Rent, for 100% of the expense, within thirty (30) days of the date of Landlord’s invoice; provided Landlord shall not incur any such costs without Tenant’s written approval or in accordance with the express provisions of this Lease.

A.       Operating Expenses: It is the intention of all parties that Tenant shall be responsible for all costs and expenses, maintenance, repair, replacement and operation of the entire Premises, (which includes all corridors, restrooms, lobbies and any other accessible areas in the Premises, all landscaped areas, all parking areas and all other exterior areas) during the term of this Lease, except as otherwise expressly provided herein. Tenant shall contract for and pay directly to each vendor or supplier all Operating Expenses (as hereinafter defined).

As used herein, “Operating Expenses” shall mean, subject to the other terms hereof and the Development Agreement, all costs and expenses paid or incurred in connection with the operation and maintenance of the Premises incurred by Tenant or levied by any governmental authority against Premises that are allocable to periods during the Term, including, as example, but not be limited to the following:

(i)	all real estate taxes and all special assessments; all sales taxes on payments of Rent, costs and expenses of contesting the validity or amount of real estate taxes; insurance deductibles and premiums; all maintenance charges including but not limited to water, sewer, electrical and other utility charges; service and other charges incurred in the operation and maintenance and replacement of the heating, ventilation and air conditioning system(s), and electrical, generator, and all related life safety systems; cleaning and other janitorial services; cleaning, repair, maintenance and replacement of all doors and windows; cleaning, repair and replacement of all exterior walls and finishes; elevators and all elevator permits, fees, inspections, service and part replacement; all plumbing related expenses; all tools and supplies; repair costs; cost to repair and replacement of floor covering, wall covering; and other improvement finishes; landscape maintenance costs; security services; license, post-occupancy permit and inspection fees; trash removal; snow removal; garage or parking lot maintenance and replacement; and roof repair, maintenance and replacement.

(ii)	Unless approved by Landlord in writing, Tenant must contract only with contractors that (i) have a current business license in good standing in all applicable jurisdictions and are registered with the Secretary of State of Oklahoma and are authorized to conduct business at the Premises, and (ii) provide Certificates of Insurance (defined below) naming Landlord and Landlord’s agent as Additional Insured.

(iii)	At the Request of Landlord, Tenant shall provide to Landlord copies of all contracts for services related to the operation, maintenance and repair of the Premises (as opposed to Tenant’s business), invoices for Operating Expenses, and certificates of insurance.

Federal and State taxes imposed upon or measured by the gross receipts or income of Landlord shall not be considered a part of Operating Expenses, unless a future change in the method of taxation causes any franchise, gross receipts, income, profit or other tax to be levied against Landlord in substitution in whole or in part for or in lieu of any tax included as an Operating Expense hereunder. In such event, any such franchise, gross receipts, income, profit or other tax shall (with appropriate adjustments where necessary) be deemed to be Operating Expenses for the purposes hereof. In no event shall Operating Expenses include any of the costs described on Exhibit “F.”

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B.   Tenant Payment of Additional Rent: Tenant shall pay for all Additional Rent directly to the provider or providers of every service on or before the date due, and, upon request by Landlord, shall provide copies of receipts or other evidence of payment. In the event Tenant fails to make such payments(s) when due and does not cure such failure within the periods provided in Section 16 below, then Landlord may, but shall not be obligated to, make such payments and the same shall be due from Tenant to Landlord as Additional Rent upon written notice from Landlord. Further, Landlord shall not be in default hereunder or be liable for any damages, directly or indirectly, resulting from, nor shall the Rent herein be abated, due to the installation, use or interruption of use of any equipment in connection with utilities or any other service provided to the Premises, unless caused by Landlord’s negligent acts or willful misconduct or breach of the Development Agreement.

C. Revisions of Estimated Additional Rent: Intentionally Deleted

D. Annual Adjustment to Additional Rent: Intentionally Deleted.

SEC. 3. RENT PAYMENT: The Base Rent, Additional Rent, and all other sums required to be paid by Tenant hereunder, are sometimes collectively referred to as, and shall constitute, “Rent.”

Rent is due on or before the first day of each month throughout the Lease term. Rent shall be paid by Tenant when due, without prior demand therefore and without deduction or set off unless otherwise specifically provided herein, at such place as Landlord may designated from time to time. Tenant’s timely payment of monthly Rent due is stipulated herein and Landlord shall have no obligation or requirement to provide Tenant further or additional notice of monthly Rent due. In the event that Landlord should notify Tenant of monthly Rent due, such notice shall be considered a “courtesy” notice of Landlord and shall in no way alter the provisions of Tenant’s obligation to make automatic and recurring monthly Rent payments on or before the 1st day of each month as provided herein.

In the event any installment of Base Rent, Additional Rent or other amount due from Tenant to Landlord under this Lease shall not be paid within five (5) days after it is due, a late charge of One Hundred dollars ($100.00) per day may be charged by Landlord, as Additional Rent, for the purpose of defraying Landlord’s administrative expenses incident to the handling of such overdue payments, and Tenant agrees to pay such Rent to Landlord upon demand.

SEC. 4. PAYMENT FOR OTHER SERVICES: Tenant agrees to pay to Landlord as Rent all charges for any services, goods, or materials furnished by Landlord at Tenant’s request immediately upon receipt of Landlord’s written request for payment.

SEC. 5. SECURITY DEPOSIT: Not applicable.

SEC. 6. TENANT’S OCCUPANCY AND USE:

A.        The Leased Premises shall be used and occupied by Tenant solely for the Permitted Uses. Tenant will not use, occupy or permit the use or occupancy of the Premises for any purpose which is, directly or indirectly, forbidden by applicable law, ordinance or governmental or municipal regulation or order, held to be immoral to the then standards of the United States Supreme Court; or permit the maintenance of any public or private nuisance.

B.         Tenant shall not cause, and Tenant shall not permit its employees, agents, contractors or invitees to cause, the release or disposal of any hazardous substances, wastes or materials, or any medical, special or infectious wastes, on or about the Premises, except to the extent such release or disposal is in compliance with all applicable laws, rules, ordinances and regulations regarding the same. Hazardous substances, wastes or materials shall include those which are defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 41 USC Section 9601 et seq; the Resource Conservation and Recovery Act as amended, 41 USC Section 6901 et seq; the Toxic Substances Control Act, as amended, 15 USC Section 2601 et seq; and medical, special or infectious wastes shall include those which are defined pursuant to the medical waste regulations which have been promulgated by the state in which the premises are located, and as further set forth in any state or local laws and ordinances, and their corresponding regulations. Tenant shall comply with all rules and policies set by all federal, state and local laws and regulations and ordinances which govern the use, storage, handling and disposal of hazardous substances, wastes or materials and medical, special or infectious wastes (collectively, “Hazardous Waste”). In the event of any release of such Hazardous Waste by Tenant on the Premises in violation of applicable laws, (i) Tenant shall monitor, clean-up and remediate such Hazardous Waste to the extent required by applicable governmental authorities in accordance with applicable laws, and (ii) Tenant shall indemnify, defend and hold Landlord harmless from and against any third party claims and associated liability arising out of or connected with Tenant’s failure to comply with the terms of Section 6, which terms shall survive the expiration or earlier termination of this Lease. Nothing herein shall be deemed to make Tenant liable or responsible for any condition existing as of the Commencement Date or caused by Landlord or any of its agents, employees, contractors or representatives.

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C.         Subject to the other terms hereof, Landlord may, at its option, terminate this Lease and recapture the Premises, by giving written notice to Tenant, if no business operations are conducted in the Premises for a Qualifying Period and Tenant does not agree to resume using the Premises for the Permitted Uses within thirty (30) days after its receipt of such notice. For purposes hereof, the term “Qualifying Period” means any period of three (3) consecutive months or more, excluding: (i) any period when no business operations are being conducted in the Premises due to damage caused by fire or other casualty or the repair of such damage, (ii) any period when no business operations are being conducted in the Premises due to alterations, additions or improvements to the Premises or changes to the business operations being conducted therein; or (iii) any period when no business operations are being conducted in the Premises due to an Event of Force Majeure (as defined in Section 6.D.). Notwithstanding anything to the contrary, Tenant’s discontinuance of its business operations in the Premises shall not constitute a default hereunder.

D.         For purposes hereof, Event of Force Majeure” means any strike, lockout, labor dispute, embargo, flood, earthquake, storm, lightning, fire, casualty, epidemic, act of God, war, national emergency, civil disturbance or disobedience, riot, sabotage, terrorism, taking by condemnation, restraint by court order or other occurrence beyond the reasonable control of Tenant. The period Tenant has to perform any obligation under this Lease shall be extended by the amount of time that performance of the obligation is prevented by an Event of Force Majeure; provided the provisions of this section shall not operate to extend the period Tenant has to pay any Rent.

SEC. 7. LANDLORD’S RIGHT OF ACCESS: Landlord or its authorized agents shall at any and all reasonable times have the right to enter the Premises at all reasonable hours to inspect the same, or to perform any obligation of Landlord hereunder, or to show the Premises to prospective purchasers, lenders or tenants, all without being deemed guilty of an eviction of Tenant and without abatement of Rent; provided the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconveniences to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby resulting from Landlord’s exercise of its rights hereunder, except to the extent caused by the negligent acts, willful misconduct or breach of this Lease by Landlord or any of its agents, employees, contractors or representatives. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes. Landlord shall have the right to use any and all means which Landlord may deem proper to open any door(s) in an emergency without liability therefor. In exercising its rights hereunder, Landlord shall comply with all applicable laws (including, without limitation, the Health Insurance Portability and Accountability Act of 1996, as amended, and all related regulations), and any standard or requirements of The Joint Commission or similar body with oversight over Tenant’s operations in the Premises, and Landlord shall not enter any patient rooms or treatment areas without Tenant’s approval. Tenant shall have the right to accompany Landlord and its agents, employees, contractors, lenders, prospective purchasers, lenders and tenants whenever they enter the Premises, and Landlord shall coordinate with Tenant prior to exercising its rights hereunder.

SEC. 8. QUIET POSSESSION: Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have the quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

SEC. 9. SERVICES AND UTILITIES: Tenant shall in all respects be responsible for all services and utilities installed or caused to be installed in the Premises and the proper operation of same. Landlord shall not be liable in damages or otherwise for failure, stoppage or interruption of any such service, nor shall the same be construed as an eviction of Tenant, work an abatement of rent, or relieve Tenant from the operation of any covenant or agreement, except nothing herein shall be deemed to limit Landlord’s obligations and liabilities under the Development Agreement (including, without limitation, its obligation to correct defects) or as a result of any negligent acts, willful misconduct or breach of this Lease by Landlord or any of its agents, employees, contractors or representatives.

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SEC. 10. REPAIRS AND MAINTENANCE: Tenant, at its sole cost and expense, will keep the Premises including all improvements located thereon, in a reasonably good and clean condition and state of repair, ordinary wear and tear and casualty or condemnation loss excepted, and Tenant will promptly, at its sole cost and expense, make all necessary or appropriate repairs, replacements and renewals required to keep the Premises in such condition, whether interior or exterior, ordinary or extraordinary, foreseen or unforeseen; provided nothing herein shall be deemed to require Tenant to perform any obligations that are Landlord’s or Developer’s responsibility under this Lease or the Development Agreement (including, without limitation, the correction of defects that are Landlord’s or Developer’s responsibility under the Development Agreement). Without limiting the generality of the foregoing, Tenant acknowledges that Tenant’s obligations under this paragraph include the maintenance, repair and replacement of structural elements of the Building (including, without limitation, the roof and exterior of the Building), plumbing, electrical components, doors, windows, HVAC and other building mechanical systems, landscaping, driveways and parking areas and such additional maintenance as may be necessary because of damages by persons other than Tenant, its agents, employees, invitees or visitors. All repairs, replacements and renewals made by Tenant shall be at least substantially equal in quality and construction standards to the original condition of the Premises. Tenant further covenants and agrees that Tenant will not commit or suffer to be committed any waste of the Premises. At the expiration of the Lease term, Tenant will remove all of its equipment, trade fixtures, furniture and personal property placed by it in the Premises, immediately repair any material damage caused by the removal thereof, and will surrender the Leased Premises in as good order as the same as on the Commencement Date, reasonable wear and tear and casualty or condemnation loss excepted, provided that, Tenant will not remove any property from the Premises, the cost of which was otherwise paid for by Landlord. Landlord shall not be required to make any improvements or repairs of any kind or character in the Premises during the term of this Lease, except (i) Landlord shall pay the cost of any repairs, maintenance or replacements required due to damage to the Premises caused by Landlord or any of its agents, employees, contractors and representatives, and (ii) improvements and repairs that are Landlord’s or Developer’s express responsibility under this Lease and the Development Agreement (including, but not limited to, its obligation to correct defects).

With respect to those repairs, replacements or renewals reasonably made by Tenant in accordance with this Section 10 during the last two (2) years of the Term and classified as capital expenditures, in accordance with generally accepted accounting principles in the United States, generally applied to the ownership and management of medical office building properties (each a “Capital Item”), if this Lease expires or terminates (for any reason other than a default by Tenant) prior to the agreed-upon expected useful life of any Capital Item, then Landlord shall reimburse Tenant for a percentage of the approved cost expended by Tenant for such Capital Item, such percentage being equal to the percentage of the agreed-upon expected useful life that extends beyond the termination/expiration date of this Lease, measured from the date of Tenant’s full completion of and payment for the Capital Item. Landlord shall pay any such reimbursement to Tenant within thirty (30) days after the expiration/termination of this Lease and payment by Tenant of all Rent due, and Landlord’s receipt from Tenant of a request for payment that details each applicable Capital Item, as well as the approved cost and then-remaining portion of the agreed expected useful life of each such Capital Item. Prior to incurring the cost of any Capital Item during the last two (2) years of the Term, Tenant shall give written notice to Landlord of such Capital Item (a “Capital Item Notice”). If Landlord reasonably believes that any such Capital Item is not necessary, Landlord shall have a period often (10) days after its receipt of the Capital Item Notice for such Capital Items to notify Tenant, in writing, that Landlord objects to such Capital Item; provided if Landlord fails to give Tenant written notice of its objection to any Capital Item within such ten (10) day period, then Landlord shall be deemed to have approved the same. If Landlord timely objects to any Capital Item that Tenant desires to undertake during the last two (2) years of the Term, (i) Tenant shall retain a qualified engineer or consultant, who is reasonably acceptable to Landlord, to determine whether such Capital Item is reasonably necessary or advisable, and (ii) such engineer’s or consultant’s determination shall be final and binding on Landlord and Tenant. If Landlord objects to a Capital Item and such engineer or consultant determines the same is reasonably necessary or desirable, then Landlord shall pay the fees charged by such engineer or consultant. Otherwise, Tenant shall be responsible for paying the fees of any engineer or consultant retained to review the need for any Capital Item pursuant hereto.

On or before the Commencement Date, Landlord shall deliver to Tenant clean, readable copies of all guarantees and warranties issued in connection with the development of the Premises and all manufacturer’s, contractor’s, subcontractor’s and supplier’s instructions, maintenance manuals, replacements lists, detailed drawings and any technical requirements necessary to operate and maintain the Premises.

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SEC. 11.   TENANT’S ALTERATIONS, FIXTURES AND PERSONAL PROPERTY:   Tenant covenants and agrees that it will make no structural change, interior alterations or additions without Landlord’s written consent in advance, and without first furnishing the Landlord fifteen (15) days advance notice outlining in detail the proposed changes or alterations; provided that Landlord’s consent shall not be required (but notice outlining in detail the proposed changes or alterations shall be required) for interior, non-structural alterations which cost less than the Threshold Amount during any calendar year. The “Threshold Amount” shall initially be $150,000 and shall be increased by three percent (3%) on each anniversary of the Commencement Date. For those changes or alterations which cost in excess of the Threshold Amount and require the consent of Landlord, Landlord shall not unreasonably withhold its consent and Landlord shall be deemed to have approved such matters as presented by Tenant unless Landlord provides Tenant with written objections within thirty (30) days of its receipt of such notice.

Any such changes, interior alterations or additions (including but not limited to wall-to-wall carpeting, paneling and other wall coverings) approved in writing by Landlord shall be surrendered to Landlord upon termination or expiration of this Lease, Tenant hereby waiving all rights to any payment or compensation therefore, except for Capital Items for which it is entitled to compensation under the terms of Section 10. All costs and expenses of any approved changes, interior alterations or additions shall be borne solely by Tenant. Any contractor or person making such improvements for Tenant must first be approved in writing by Landlord, which approval shall not be unreasonably withheld; provided such approval shall be deemed to have been given unless Landlord notifies Tenant, in writing, of its objections to such contractor or person within ten (10) days after Tenant submits a written summary of such contractor’s or person’s qualifications.

Tenant may remove its trade fixtures, office supplies, movable office furniture or equipment and other personal property not attached to the Premises provided: (a) such removal is made prior to the termination of this Lease; (b) Tenant is not in material default of any obligation or covenant under this Lease at the time of such removal; and (c) Tenant promptly repairs all material damage caused by such removal.

SEC. 12. LIENS BY TENANT: Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. In the event that Tenant shall not, within ten (10) days following written notice to Tenant of the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of or defense against the claim giving rise to such lien. All sums paid by Landlord and all expenses incurred by it in connection therewith shall create automatically an obligation of Tenant to pay, on demand, an equivalent amount together with interest at a rate of twelve percent (12%) per annum as Rent. No work which Landlord permits Tenant to perform in the Premises shall be deemed to be for the immediate use and benefit of Landlord so that no mechanics or other lien shall be allowed against the estate of Landlord by reason of its consent to such work.

SEC. 13. SUBLETTING AND ASSIGNING: Except as otherwise expressly provided herein, Tenant shall not assign this Lease, or allow it to be assigned, in whole or in part, by operation of law or otherwise, or sublet the Premises, or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, qualified or delayed. Tenant may assign this Lease to Mercy Health System of Oklahoma, an Oklahoma not-for-profit corporation (“Mercy”), Centerre Healthcare Corporation (“Centerre”) or any of their respective affiliates, without such prior written consent. In addition: (i) Tenant may sublet any portion of the Premises, without obtaining Landlord’s consent, so long as Tenant continues to occupy and utilize at least a majority of the space in the Premises for the Permitted Uses and the Subtenant is using its subleased space for the Permitted Uses or activities in support of Tenant’s operations therein; and (ii) Tenant shall have the right to assign this Lease or sublet the Premises for the Permitted Uses, without obtaining Landlord’s consent, to (A) any parent company, subsidiary or affiliate of Tenant, (B) any corporation or other entity in conjunction with a consolidation, reorganization or merger involving Tenant or Tenant’s parent company; (C) any corporation or other entity purchasing all or substantially all of the assets of any parent company of Tenant; or (D) any joint venture or other entity in which Tenant or any parent company, subsidiary or affiliate of Tenant holds at least fifty percent (50%) of the voting rights. Upon request, Tenant shall furnish Landlord with a written list of any subleases related to the Premises then in effect, together with a written copy of such subleases.

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Except as expressly provided in this Section 13, no assignment of this Lease or sublease shall ever result in the release of Tenant from its obligations and liabilities under this Lease or the release of any guarantor of Tenant’s obligations under this Lease (a “Guarantor’’) from its obligations and liabilities under its guaranty thereof (a “Guaranty”), unless Landlord and the holder of any Mortgage consent to such release, in writing; provided, to the extent any assignee expressly assumes Tenant’s obligations and liabilities under this Lease, Landlord agrees not to unreasonably withhold, qualify or delay such consent. Notwithstanding the foregoing, if a Guarantor or its affiliate (a “Selling Guarantor”) sells its ownership interest in the Tenant to another Guarantor or its affiliate (a “Buying Guarantor”) at any time after the third year of the Term, then the Selling Guarantor shall be automatically released from its obligations and liabilities under its Guaranty if, at the time of the sale or anytime thereafter: (i) the Buying Guarantor agrees to increase its maximum liability under its Guaranty to cover one hundred percent (100%) of Tenant’s liabilities hereunder; (ii) the Buying Guarantor has a Debt to EBITDA ratio of not more than 3.5:1; and (iii) either (A) the Buying Guarantor has a net worth that equals or exceeds One Hundred Twenty Five Million and No/100 Dollars ($125,000,000.00), or (B) the Buying Guarantor has a net worth that equals or exceeds the net worth of the Selling Guarantor, and Tenant has a EBITDAR to Rent & Debt Service ratio of at least 2:1. As used herein, (i) the term ‘Debt’ shall mean the then funded long-term debt of the Buying Guarantor under GAAP, including the short-term portions thereof, (ii) EBITDA and EBITDAR of the Buying Guarantor shall be determined in accordance with GAAP for any Test Period; (iii) the term “Rent & Debt Service” means the annual Base Rent due under this Lease during the Test Period, plus the sum of principal and interest payments due from Tenant on any loans funded to Tenant during such Test Period; and (iv) the term “Test Period” means with respect to any date, the four (4) full calendar quarters immediately preceding the calendar quarter in which such date occurs. In the event that Landlord’s lender shall require a new appraisal of the Premises in connection with the release of any Guarantor, Tenant shall pay the reasonable cost of such appraisal. Landlord shall not be required to collect any rents or other payments from any party on behalf of Tenant’s, and Landlord’s acceptance of rents from any other party on behalf of Tenant’s account shall not be construed to constitute a novation or a release of Tenant or any Guarantor from its obligations under this Lease or any guaranty, as applicable.

A transfer of a majority of the stock and control of Tenant if Tenant is a corporation shall be deemed an assignment for purposes of this Section 13; provided, this Section 13 shall not apply to or be deemed to limit or prohibit: (i) transfers of the stock or other ownership interests of Tenant among existing stockholders, owners, or any of their respective affiliates, immediate family members, or a trust or entity created for the benefit of their immediate family members; (ii) transfers of outstanding voting stock or ownership interests of Tenant that are traded on a recognized national securities exchange for so long as such stock or ownership interests continue to be so traded; or (iii) any transfer of the stock or other ownership interests of any owner of Tenant (including, but not limited to, any stockholder, member, partner or limited partner). For purposes hereof, the term “control” means majority ownership or the possession of the power to direct the day-to-day management and policies of an entity.

Notwithstanding anything to the contrary contained herein, Tenant shall have the right, power and authority to place a mortgage, deed of trust or similar lien (a “Leasehold Mortgage”) on Tenant’s interest in and under this Lease and the leasehold estate created hereby (collectively, the “Leasehold Estate”), without obtaining Landlord’s consent; provided any such Leasehold Mortgage shall (i) encumber only Tenant’s Leasehold Estate and not Landlord’s interest in the Premises or this Lease, and (ii) only be granted to a Qualified Financial Institution. For purposes hereof, a “Qualified Financial Institution” shall mean any person or entity customarily engaged in the business of providing real estate financing, including but not limited to any commercial bank, insurance company, pension fund, equity fund, trust, savings bank, investment bank, a company in the business of “securitizing” loans or a so-called conduit lender. Tenant shall also have the right, power and authority to grant a security interest in Tenant’s Personal Property (as defined in Section 18.B.) and Landlord shall not have any lien thereon. In the event Tenant enters into any Leasehold Mortgage, the provisions of Exhibit “G” shall apply.

SEC. 14. FIRE AND CASUALTY: Tenant shall, at Tenant’s expense, and at all times maintain casualty insurance on all the Premises and appurtenant structures in accordance with the provisions of Section 18 hereof. Unless this Lease is terminated pursuant to this Section 14, if the Premises are partially or totally destroyed by fire or other casualty, then (i) Tenant shall repair and restore the Premises as soon as it is reasonably practicable, to substantially the same condition in which the Premises were before such damage and (ii) in no event shall there be any abatement of Rent, except the Rent shall abate in proportion to the area of the Premises that is not reasonably usable as a result of such fire or other casualty to the extent the same was caused by the negligent acts, willful misconduct or breach of this Lease by Landlord or any of its agents, employees, contractor or representatives.

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If (i) the Premises are damaged by fire or other casualty at any time after the fifteenth (15th) anniversary of the Commencement Date and (ii) it will take more than two hundred seventy (270) days to repair such damage, as determined by Tenant’s architect, or cost more forty percent (40%) of the replacement cost of the Building to repair such damage, then Tenant may terminate this Lease by giving written notice to Landlord within sixty (60) days after the occurrence of such damage. Except as otherwise expressly provided herein, Tenant shall not have the right to terminate this Lease as a result of damage to the Premises caused by fire or other casualty. If the Premises are damaged by a fire or other casualty and this Lease is terminated as a result thereof, then Tenant shall pay Landlord an amount equal to the insurance proceeds received by Tenant pursuant to its property insurance on account of such damage (or that would have been received had Tenant obtained property insurance coverage on terms and in the amounts required by this Lease), less the unamortized cost of any changes, alterations or additions paid for by Tenant (calculated by amortizing the cost of the same over their useful life in accordance with Tenant’s standard accounting procedures). Tenant shall be entitled to receive and retain all property insurance proceeds paid on account of loss or damage to Tenant’s equipment, fixtures, trade fixtures, furnishings and other personal property caused by any such fire or other casualty and all business interruption insurance proceeds paid on account of any such fire or other casualty.

SEC. 15. WAIVER OF SUBROGATION: Landlord and Tenant hereby waive any rights each may have against the other, on account of any loss or damage occasioned to Landlord or Tenant, as the case may be, to the Premises or its contents arising from any risk covered by valid and enforceable fire and extended coverage insurance, to the extent of such coverage. Landlord and Tenant each agree to cause an endorsement to be furnished to their respective insurance policies recognizing this waiver of subrogation.

SEC. 16. DEFAULT BY TENANT:

A.	The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (an “Event of Default”):

(i)	Any failure by Tenant to pay any Rent within five (5) days after the same is due, unless such failure is cured by Tenant within five (5) days after Tenant receives written notice of the same from Landlord in accordance with the notice provisions of this Lease; provided, however, if Tenant fails to pay any Rent within five (5) days after the same is due twice in any calendar year, then an Event of Default shall be deemed to have occurred upon Tenant’s failure to pay any subsequent installment of Rent during such calendar year within five (5) days after the same is due hereunder (without the necessity of Landlord giving Tenant notice of such failure and an opportunity to cure the same);

(ii)	Any failure by Tenant to observe and perform any other provision of this Lease to be observed or performed by Tenant, where such failure continues for thirty (30) days after written notice to Tenant; provided if such failure cannot reasonably be cured within thirty (30) days and Tenant shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same, then Tenant shall not be in default hereunder. In the event Tenant fails to perform any obligations under this Lease and such failure results in an Event of Default, then Landlord may, but shall not be obligated to, perform such obligations and the reasonable cost thereof shall be deemed Additional Rent under Section 2 hereof.

(iii)	Tenant admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of all or substantially all of Tenant’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or its property; or the interest of Tenant under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant to declare Tenant bankrupt (provided that no such levy, execution, legal process or petition filed against Tenant shall constitute a breach of this Lease if Tenant shall vigorously contest the same by appropriate proceedings and shall cause the same to be dismissed, removed or vacated within thirty (30) days from the date of its filing).

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B.	In the event of, but only in the event of, an Event of Default by Tenant, Landlord, at its option, may have one or more of the following remedies in addition to all other legal rights and remedies:

(i)	Landlord may terminate this Lease and without further notice repossess the Premises by picking or changing locks to the Premises or otherwise, in which case Landlord shall be entitled to recover as damages a sum of money equal to the total of (1) the cost of recovering the Premises, (2) the unpaid Rent earned at the time of termination, plus interest thereon, (3) the balance of the Rent for the remainder of the term less the fair rental value of the Premises, discounted to the present at the prime rate as then published by the Wall Street Journal, (4) reasonable costs of reletting and repairing the Premises, and (5) any other sum of money and actual damages owed by Tenant to Landlord hereunder;

(ii)	Landlord may immediately terminate Tenant’s right of possession of the Premises, but not terminate the Lease, in which case Landlord may without notice or demand enter upon the Premises or any part thereof and take absolute possession of the same, pick or change the locks, and, at Landlord’s sole option may relet the Premises or any part thereof for such terms and such rents as Landlord may reasonably elect. In the event Landlord shall elect to so relet, then rent received by Landlord from such reletting shall be applied first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, second, to the payment of any reasonable cost of such reletting, including, without limitation, refurbishing costs and leasing commissions, and third, to the payment of Rent due and unpaid hereunder, and Tenant shall satisfy and pay any deficiency upon demand therefore from time to time. Any entry into and possession of the Premises by Landlord shall be without liability or responsibility to Tenant and shall not be in lieu of or in substitution for any other legal rights of Landlord hereunder. Tenant further agrees that Landlord may file suit to recover any sums due under the terms of this Lease and that no recovery of any portion due Landlord hereunder shall be any defense to any subsequent action brought for any amount not therefore reduced to judgment in favor of Landlord. Reletting of the Premises shall not be construed as an election on the part of Landlord to terminate this Lease and, notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for default.

In no event shall Tenant by liable to Landlord for any consequential, punitive or exemplary damages as a result of its default under or breach of this Lease, except nothing herein shall be deemed to limit Tenant’s liability for consequential damages to the extent expressly provided in Section 28 below. Landlord agrees to use reasonable efforts to mitigate the damages arising from any default or breach of this Lease by Tenant. In repossessing or retaking possession of the Premises pursuant to this section, Landlord shall coordinate with Tenant and provide Tenant with a reasonable opportunity to care for and transport its patients from the Premises.

SEC. 17. DEFAULT BY LANDLORD: Except as otherwise provided in this Lease, Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and said failure continues for a period of thirty (30) days after written notice thereof from Tenant to Landlord (unless such failure cannot reasonably be cured within thirty (30) days and Landlord shall have commenced to cure said failure within said thirty (30) days and continues diligently to pursue the curing of the same). If Landlord shall be in default under this Lease and, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the right, title and interest of Landlord in the Premises as the same may then be encumbered and Landlord shall not be liable for any deficiency. In no event shall Tenant have the right to levy execution against any property of Landlord other than its interest in the Premises.

SEC. 18. INDEMNITY OF LANDLORD-INSURANCE:

A.        Except for the negligent acts, willful misconduct or breach of this Lease or the Development Agreement by Landlord or any of its agents, employees, contractors or representatives that is not waived in writing by Tenant, Tenant covenants that Landlord shall not be liable for any damage or liability of any kind or for any injury to or death of persons or damage to property of Tenant or any other person, including consequential loss or damage, from any cause whatsoever by reason of the use, occupancy, or enjoyment of the Premises by Tenant or any person therein or holding under Tenant. Tenant hereby agrees, as part of the material consideration for this Lease, to indemnity and save Landlord harmless from all third party claims and associated actions, demands, costs, expenses and liabilities whatsoever (including reasonable attorneys’ fees, on account of any such real or claimed damage or liability, and for all liens) arising from personal injury or property damage occurring in, or at any portion of Premises or arising out of Tenant’s use, occupancy or enjoyment of any portion of the Premises, or any repairs or alterations which Tenant may make upon the Premises. Landlord agrees, as part of the material consideration for this Lease, to indemnify and save Tenant harmless from all third party claims and associated actions, lawsuits, demands, costs, expenses and liabilities whatsoever (including reasonable attorneys’ fees, on account of any such real or claimed damage or liability, and for all liens) arising from any negligent acts, breach of contract, or willful misconduct of Landlord related to the ownership of the Premises.

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B.        Tenant shall, at Tenant’s expense maintain property insurance on the Premises (including, without limitation, all appurtenant structures, if applicable) in the amount of 100% of the replacement costs of the Premises (including, without limitation, all buildings, structures, fixtures and improvements forming a part thereof), written on an “all risk” basis (the “Premises Property Insurance”). In addition, Tenant shall, at Tenant’s expense, obtain and keep in force at all times during the term of the Lease, a policy or policies of property insurance covering loss or damage to any and all of the personal property, trade fixtures, furnishings, and Tenant’s business contents (collectively, “Tenant’s Personal Property”) at the Premises in the amount equal to their actual cash value, which shall cover risk of loss or damage normally covered in an “all risk” policy as such term is used in the insurance industry. The proceeds of the Premises Property Insurance shall be used for repair or replacement of the Premises and shall be payable solely to Landlord or any mortgagee or beneficiary under a deed of trust holding a lien encumbering the Premises to be held and applied to the costs of restoring the Premises and made available to Tenant as it incurs such costs, and Tenant shall have no interest therein, except for its interest in insurance proceeds payable for the destruction of Tenant’s Personal Property and any changes, alterations or additions paid for by Tenant. Tenant shall be responsible for the amount of all deductibles. Additionally, Tenant shall maintain coverages as follows:

(i)	Liability Coverage. Tenant shall, at Tenant’s expense maintain a policy of commercial general liability insurance insuring Tenant, and as additional insureds, Landlord and Landlord’s lender, against liability arising out of the ownership, use, occupancy, or maintenance of the Premises or from any other cause covered by a commercial general liability insurance policy applicable to Tenant’s operations at the Premises, known or unknown. In case of personal injury to or death of any person, $3,000,000 for each occurrence and, in case of property damage, not less than $1,000,000 for any one occurrence. The amount of such insurance shall be subject to periodic increase, upon request by Landlord, based upon inflation, increased liability awards, recommendation of professional insurance advisors, and other relevant factors, as determined by Tenant in its reasonable judgment.

(ii)	Workers Compensation. Throughout the performance of any work, alterations or improvements that Tenant shall perform or cause to be performed in the Premises, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits.

(iii)	Business Loss. Throughout the term of the Lease, Tenant shall insure against business loss insurance, in such amounts as Tenant determines, in good faith, to be appropriate with respect to its business operations at the Premises, which is in an amount that is sufficient to cover the Rent due under this Lease for a period of at least twelve (12) months and has a commercially reasonable deductible.

Tenant shall furnish Landlord policies or certificates evidencing such coverage and naming Landlord and Landlord’s lender as Additional Insured, and if available on commercially reasonable terms, such certificates shall state that such insurance coverage may not be changed or canceled without at least thirty (30) days prior written notice to Landlord and Tenant. In the event Tenant shall fail to procure such insurance immediately following written notice from Landlord, then Landlord may at its option procure the same for the account of Tenant and the cost thereof shall be paid to Landlord as Additional Rent upon receipt by Tenant of bills therefore.

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Tenant shall not permit anything to be done which shall invalidate the insurance policies required under the Lease. Limits of insurance shall not limit Tenant’s liability nor relieve Tenant of any obligation hereunder.

SEC. 19. LANDLORD DEFAULT. If (i) Landlord defaults under or breaches this Lease or Landlord or Developer fails to remedy any defect, deficiency or violation of applicable law related to the Premises to the extent it is required to do so under the Development Agreement (a “Construction Defect”) and (ii) Landlord does not cure such default or breach or Construction Defect (or cause the same to be cured) within thirty (30) days after Tenant gives written notice to Landlord thereof, in writing, then the same shall constitute a “Landlord Default” and Tenant shall have the right (but not the obligation) to attempt to cure such Landlord Default; provided if any such default or breach or Construction Defect cannot reasonably be cured within thirty (30) days and Landlord commences to cure the same within the thirty (30) days after receiving written notice from Tenant, then no Landlord Default shall be deemed to have occurred so long as Landlord diligently and continuously cures such default or breach or Construction Defect. Notwithstanding the foregoing, in cases of emergency or where Landlord’s failure to perform its obligations under this Lease or where any Construction Defect threatens to result in damage to any portion of the Premises or Tenant’s property therein or threatens to cause a material interference with Tenant’s business operations in the Premises, then Tenant shall have the right (but not the obligation) to perform such obligations or cure such Construction Defect, without the necessity of giving Landlord or Developer advance notice or affording either of them an opportunity to cure the same. In the event Tenant endeavors to cure any default or breach by Landlord or any Construction Defect pursuant to this section, Landlord shall reimburse Tenant for the reasonable costs Tenant incurs in connection therewith. Landlord shall pay any amounts that it owes Tenant under this Section 19 within thirty (30) days after Tenant’s written demand for the same; provided if Landlord fails to pay any amounts that Landlord owes Tenant under this section within such thirty (30) day period, then Tenant may deduct the same from the next installments of Base Rent due under this Lease so long as the total amount of such deductions in any calendar year does not exceed fifteen percent (15%) of the Base Rent payable during such calendar year. Tenant shall also have all other remedies available at law or in equity on account of any Landlord Default, including, without limitation, the right to terminate this Lease.

SEC. 20. ATTORNEY’S FEES: In the event of any legal action or proceeding brought by either party against the other arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs incurred in such action and such amount shall be included in any judgment rendered in such proceeding.

SEC. 21. TRANSFER OR ASSIGNMENT BY LANDLORD: Following the Commencement Date, Landlord shall have the right to assign or transfer, in whole or in part, every feature of its right and obligations hereunder and the Property, provided it complies with the terms of Exhibit “H.” Such assignments or transfers may be made to a corporation, trust, trust company, individual or group of individuals and whosoever made shall be in all things respected and recognized by Tenant. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any and all liability under this Lease arising after the date of such sale; provided the assignee assumes, in writing, the obligations and liabilities of Landlord under this Lease for the benefit of Tenant. Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant shall pay the Rent and observe and perform all of the provisions of this Lease to be observed and performed by Tenant, unless this Lease is terminated pursuant to specific provisions contained herein. If any security deposit has been made by Tenant, Landlord may transfer such security deposit to the Purchaser, and thereupon Landlord shall be discharged from any further liability in reference thereto. Landlord shall not assign this Lease or transfer the Premises prior to the Completion Date. Landlord shall not assign this Lease or sell the Premises to any “Prohibited Transferee” as defined Exhibit “H” or otherwise violate the terms of said exhibit.

SEC. 22. ESTOPPEL CERTIFICATE: Within fifteen (15) days after its receipt of a written request from the other party, Landlord or Tenant, as applicable, shall execute and deliver to the other party or its designee a written statement certifying to the extent true and ascertainable (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications), (ii) the date upon which Tenant began paying the Base Rent and the dates to which the Base Rent and other charges have been paid, (iii) that, to its actual knowledge, neither Landlord nor Tenant is in default hereunder and no circumstance exists which with the giving of notice, the passage of time, or both, would constitute such a default (or, if either party is in default or a circumstance exists which with the giving notice, the passage of time, or both, would constitute such a default, then the nature of such default or circumstance shall be set forth in detail), (iv) that there are no actions, whether voluntary or otherwise, pending against it under the bankruptcy laws of the United States or any state thereof, (v) that, to its actual knowledge, it has no defenses or claims against the other party related to this Lease or the Premises (or setting forth any such defenses or claims), and (v) any other reasonable information required therein with respect to the Lease or the Premises to the extent of its actual knowledge thereof.

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SEC. 23. CONDEMNATION: In the event any portion of the Premises necessary for the continued use of the Premises for the Permitted Uses shall be taken or condemned in whole or in part for public purposes, or sold to a condemning authority to prevent taking, then the term of this Lease shall, at the option of the Tenant, forthwith cease and terminate. Landlord shall receive the entire award for the Premises payable on account of any such taking, Tenant hereby expressly assigning to Landlord any and all right, title and interest of Tenant now or hereafter arising in and to any such award, except Tenant shall have the right to recover from such authority, but not from Landlord, only such compensation as may be awarded for changes, alterations and additions paid for by Tenant, Tenant’s relocation expenses and damages to Tenant’s business. If this Lease is not terminated following any such taking a taking of any portion of the Premises by condemnation, Landlord shall diligently restore the same as close as possible to the condition and functionality prior to such taking and Landlord shall be entitled to use all condemnation awards paid on account of such taking to pay the cost of the restoration work, with any remaining award being divided between Landlord and Tenant based on their respective interests in the Premises; provided in no event shall Landlord be required to spend more than the amount of such condemnation awards to restore the Premises.

SEC. 24. TAXES ON TENANT’S PROPERTY: Tenant shall be liable for and shall pay, prior to their becoming delinquent, any and all taxes and assessments levied against any personal property or trade or other fixtures placed by Tenant in or about the Premises, including any additional real estate taxes or assessments which may be levied against the Property by reason of Tenant’s fixtures and/or furnishings in the Premises.

SEC. 25. SIGNS: Tenant shall have the right to install signage on the exterior and within the Premises that Tenant deems necessary for the conduct of its business without Landlord’s approval, provided such signage complies with all applicable governmental laws, rules, regulations and ordinances. Tenant shall not install exterior decorations upon the Premises or in the windows of Premises without the Landlord’s prior written approval which shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to place on the Premises a “for sale” sign during the final year of any initial or renewal term of this Lease, provided Tenant has not exercised a renewal option in accordance with Exhibit “C” hereto, in a location that does not unreasonably interfere with the conduct of Tenant’s business.

SEC. 26. RULES AND REGULATIONS: Tenant hereby covenants and agrees that it, its agents, employees, servants, contractors, subtenants and licensees shall abide by the rules, regulations and maintenance obligations set forth in Section 6. and Section 10. above and such additional rules and regulations hereafter adopted and amendments and modifications of any of the foregoing as Landlord may, from time to time, adopt for the safety, care and cleanliness of the Premises, for the preservation of good order thereon; provided, that such rules and regulations shall not restrict Tenant’s Permitted Use of the Premises or materially increase its obligations or liabilities or materially decrease its rights hereunder and Tenant shall have the right to reasonably approve the Rules and Regulations. Landlord shall have the right at all times to change any of the rules and regulations or to amend them in any manner deemed reasonable by the Landlord; provided, that such changes or amendments shall not restrict Tenant’s Permitted Use of the Premises or materially increase its obligations or liabilities or materially decrease its rights hereunder and Tenant shall have the right to reasonably approve the Rules and Regulations. All changes and amendments will be sent by Landlord to Tenant in writing and shall be thereafter observed by Tenant.

SEC. 27. FINANCIAL STATEMENTS: Tenant shall, and shall cause each Guarantor to, within 120 days following the applicable end of Tenant’s and each Guarantor’s fiscal year, deliver an internally prepared balance sheet for the Guarantor as of the end of such year, and an internally prepared income statement of the Guarantor for such year and within 180 days following the applicable end of Tenant’s and each Guarantor’s fiscal year, deliver copies of tax returns and such other financial information as Landlord reasonably shall request.

SEC. 28. HOLDING OVER: In the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the expiration or earlier termination of this Lease, such possession shall be an unlawful detainer, and no tenancy or interest shall result from such possession; such parties shall be subject to immediate eviction and removal, and Landlord, in addition to all other remedies available to it hereunder, shall have the right to receive as liquidated damages for all the time Tenant shall so retain possession of the Premises or any part thereof, an amount equal to twice the Base Rent specified in the Lease, as applied to such period together with all other payments required hereunder as Additional Rent, provided that Tenant shall nonetheless be a tenant at sufferance.

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Tenant shall also pay any and all actual damages sustained by Landlord as a result of such hold-over. In addition, Tenant shall indemnify, defend and hold harmless Landlord from and against all claims, lawsuits, liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys fees, court costs and litigation expenses) arising from delays by Landlord in delivering possession of the Premises to any person or entity that are caused by Tenant’s failure to timely surrender possession of the Premises to Landlord at the expiration or termination of this Lease; provided Landlord shall provide Tenant with reasonable details regarding the plans for the Premises following the expiration or termination of this Lease (including, without limitation, information regarding the schedule for any improvements to the Premises and the requirements for delivery of any space in the Premises to any person or entity), from time to time, within five (5) days after Tenant’s request for the same. Tenant will vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice to do so from Landlord. The Rent during such hold-over period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease.

SEC. 29. NON-WAIVER: No waiver by Landlord of any provision of this Lease or any breach by Tenant hereunder shall be deemed to be a waiver of any other provision hereof, or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act of Tenant. No act or thing done by Landlord or Landlord’s agents during the term of this Lease shall be deemed an acceptance of a surrender of the Premises, unless done in writing signed by Landlord. The delivery of the keys to any employee or agent of Landlord shall not operate as a termination of the Lease or a surrender of the Premises. The acceptance of any Rent by Landlord following a breach of this Lease by Tenant shall not constitute a waiver by Landlord of such breach or any other breach unless such waiver is expressly stated in writing signed by Landlord.

SEC. 30. SUBORDINATION AND ATTORNMENT:

A.       This Lease shall be subject to and subordinate to any and all mortgages or deeds of trust, regardless of whether such lease, mortgages or deeds of trust now exist or may hereafter be created with regard to all or any part of the Premises and to any and all advance to be made thereunder, and to the interest thereon, and all modifications, consolidations, renewals, replacements, and extensions thereof (collectively, a “Mortgage”); provided, as a condition precedent to the subordination of this Lease to any Mortgage, the holder of such Mortgage must enter into a subordination, non-disturbance and attorment agreement (an “SNDA”), in form and substance reasonably acceptable to Tenant, pursuant to which it agrees (i) not to disturb Tenant’s leasehold interest and rights under this Lease or Tenant’s possession of the Premises, provided the foregoing shall not limit the remedies available hereunder as a result of any Event of Default, (ii) to recognize Tenant’s rights under this Lease, (iii) to be bound by this Lease and perform the Landlord’s obligations hereunder in the event it acquires title to the Premises by foreclosure or other means, and (iv) the subordination of this Lease to its Mortgage shall not increase Tenant’s obligations or liabilities under this Lease or decrease Tenant’s rights under this Lease. Tenant also agrees that any mortgagee may elect to have this Lease prior to the lien of its Mortgage, and in the event of such election and upon notification by such mortgagee to Tenant to that effect, this Lease shall be deemed prior to the lien of its mortgage, whether this Lease is dated prior to or subsequent to the date of said Mortgage. In the event there is any Mortgage entered into or recorded prior to the execution of this Lease and the recording of this Lease or a memorandum hereof, then Landlord must cause the holder of such Mortgage to execute and deliver an SNDA, in form and substance reasonably acceptable to Tenant, simultaneously with the execution of this Lease.

B.       In the event of the sale or assignment of Landlord’s interest in the Premises (except in a sale - leaseback financing transaction), Tenant shall attorn to and recognize such purchaser or assignee or mortgagee as Landlord under this Lease.

C.       In the event of any proceedings brought for the foreclosure of any Mortgage covering the Property, or in the event of the exercise of a power of sale pursuant thereto and upon the written request of a purchaser at such foreclosure proceedings, Tenant shall, at the request of such purchaser, attorn to and recognize such purchaser as Landlord under this Lease.

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SEC. 31. SUCCESSORS AND ASSIGNS: Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

SEC. 32. INTEREST ON TENANT’S OBLIGATION: Any Rent, or other amount due from Tenant to Landlord which is not paid when due shall bear interest at the lesser of twelve percent (12%) per annum or the highest rate allowed by law from the date such payment is due until paid, but the payment of such interest shall not excuse or cure the default.

SEC. 33. TIME: Time is of the essence with respect to all obligations of Tenant and Landlord hereunder.

SEC. 34. APPLICABLE LAW: This Lease shall be governed by and construed pursuant to the laws of the State of Oklahoma. The parties acknowledge that personal jurisdiction upon proper service will be valid in the State of Oklahoma, and that venue of all actions arising out of or related to this Agreement shall be proper only in the county where the Site is located, and shall be brought in the appropriate state court for such venue.

SEC. 35. SEVERABILITY: If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SEC. 36. EXAMINATION OF LEASE: Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until proper execution by and delivery to both Landlord and Tenant.

SEC. 37. AUTHORITY OF TENANT: Tenant hereby covenants and warrants that Tenant has and is qualified to do business in the state in which the Premises are located, that the Tenant has full right and authority to enter into this Lease, and that each person signing on behalf of the Tenant is authorized to do so. Upon request the signatories hereto will furnish satisfactory evidence of their authority to execute this Lease on behalf of Tenant.

SEC. 38. COMMENCEMENT DATE AND PREPARATION OF PREMISES:

A.       The term of this Lease is as set forth in this Lease, commencing on the date defined in (c) on page 1 above.

B.       When the Commencement Date of this Lease has been determined, as provided under (a) above, Tenant shall execute, acknowledge and deliver to Landlord the written statement attached hereto as Exhibit “B” specifying the commencement date of the term.

C.       Landlord shall notify Tenant at least thirty (30) days prior to its estimated date of substantial completion and Tenant shall during such thirty (30) day period have the right to access the Premises to install fixtures and equipment provided that Tenant does not thereby unreasonably interfere with the completion of construction or occasion any labor dispute as a result of such installations and provided further that Tenant does hereby agree to assume all risk of loss or damage to such machinery, equipment, fixtures and other personal property. Tenant shall adopt a schedule in conformance with the schedule of Landlord and conduct its work in such a manner as to maintain harmonious labor relations so as not to interfere unreasonably with or delay the work of Landlord.

SEC. 39. BROKERS: Neither party has had any contact or dealings regarding the Premises, or any communication in connection with the subject matter of these Lease transactions, through any licensed real estate broker or other person who will claim a right to a commission or finder’s fee as a procuring cause of the transaction. Each party agrees to indemnify defend and hold harmless the other party from all claims and costs incurred as a result of anyone claiming by or through such party any fee, commission or compensation on account of this Lease. Tenant warrants that it has had no dealings with any Broker in connection with the negotiation of this Lease, and that it knows of no real estate broker or agent who might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify and hold harmless Landlord from and against any liability from all other claims for commission arising from the negotiation of this Lease.

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SEC. 40. NOTICES: All notices which Landlord or Tenant may be required, or may desire, to serve on the other shall be in writing and may be served, (i) by hand delivery, (ii) by depositing the same with the U.S. Postal Service, by registered or certified mail, return receipt requested, postage prepaid, or (iii) by nationally recognized overnight delivery service. Any such notices shall be sent to the addresses of Landlord and Tenant specified on page 1 of this Lease. Any requirement of notice or service set forth herein shall be deemed satisfied after (i) three (3) business days after deposit with the Postal Service, and (ii) on the date of delivery if delivered by hand or by nationally recognized overnight delivery service. The addresses stated above shall be effective for all notices to the respective parties until written notice of a change of address is given pursuant to the provisions hereof.

SEC. 41. RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon gas that exceed federal and state guidelines have been found in buildings. Additional information regarding radon and radon testing may be obtained from your county public health unit.

SEC. 42. ENTIRE AGREEMENT: This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.

SEC. 43. WAIVER OF TRIAL BY JURY: LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR THE OBLIGATIONS EVIDENCED HEREBY, OR ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF LANDLORD AND TENANT IN ENTERING INTO THIS LEASE.

SEC. 44. QUIET ENJOYMENT; NONDISTURBANCE. Subject to the remedies available to Landlord under this Lease on account of any Event of Default, Landlord and anyone claiming by, through or under Landlord shall not interfere with the peaceful and quiet occupation and enjoyment of the Leased Premises by Tenant, which occupation and enjoyment shall be without hindrance or ejectment by Landlord or anyone claiming by, through or under Landlord.

SEC. 45. TERMINATION OF DEVELOPMENT AGREEMENT: In the event the Development Agreement is terminated pursuant to Section 3 or Section 6 thereof, this Lease shall automatically terminate and neither Landlord nor Tenant shall have any further obligations or liabilities hereunder.

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EXHIBIT “A”

LEASED PREMISES

Tract 1:

A TRACT OF LAND BEING PART OF THE SOUTH HALF (S/2) OF THE SOUTHEAST QUARTER (SE/4) OF THE SOUTHWEST QUARTER (SW/4) OF SECTION 10, TOWNSHIP THIRTEEN (13) NORTH, RANGE FOUR (4) WEST OF THE INDIAN MERIDIAN, OKLAHOMA CITY, OKLAHOMA COUNTY, OKLAHOMA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT A FOUND CUT X IN THE PAVEMENT BEING THE SOUTHWEST CORNER OF SAID SECTION TEN (10); THENCE NORTH 00°16’02” WEST ALONG THE WEST LINE OF SAID SECTION TEN (10) A DISTANCE OF 771.00 FEET; THENCE NORTH 89°39’11” EAST A DISTANCE OF 1422.90 FEET TO THE TRUE POINT OF BEGINNING; THENCE N 89°39’11” EAST A DISTANCE OF 854.04 FEET; THENCE SOUTH 12°23’21” WEST A DISTANCE OF 137.34 FEET; THENCE SOUTH 30°28’14” WEST A DISTANCE OF 165.43 FEET TO A POINT ON THE NORTH RIGHT OF WAY OF THE JOHN KILPATRICK TURNPIKE; THENCE ON A CURVE TO THE LEFT IN A SOUTHWESTERLY DIRECTION ALONG THE NORTH RIGHT OF WAY OF THE JOHN KILPATRICK TURNPIKE AN ARC LENGTH OF 98.27 FEET, HAVING A RADIUS OF 21,810.92 FEET AND A CHORD BEARING OF SOUTH 89°25’25” WEST AND A CHORD LENGTH OF 98.27 FEET; THENCE SOUTH 77°41’28” WEST ALONG THE NORTH RIGHT OF WAY OF THE JOHN KILPATRICK TURNPIKE A DISTANCE OF 255.80 FEET; THENCE ON A CURVE TO THE LEFT IN A SOUTHWESTERLY DIRECTION ALONG THE NORTH RIGHT OF WAY OF THE JOHN KILPATRICK TURNPIKE AN ARC LENGTH OF 392.71 FEET, HAVING A RADIUS OF 21,760.92 FEET AND A CHORD BEARING OF SOUTH 88°07’00” WEST AND A CHORD LENGTH OF 392.70 FEET; THENCE NORTH 00°00’00” EAST A DISTANCE OF 339.98 FEET, TO THE TRUE POINT OF BEGINNING, CONTAINING 5.81 ACRES MORE OR LESS. SAID LEGAL WAS WRITTEN BY J. STEVEN FOX ON SEPTEMBER 27, 2011 USING OKLAHOMA STATE PLANE NORTH AS A BASIS OF BEARING.

Tract 2:

The nonexclusive easements, if any, appurtenant to Tract 1 that are created by or pursuant to that certain Declaration of Covenants, Conditions and Restrictions for Gaillardia Commercial Development dated effective as of October 15, 2004 and recorded October 15, 2004 at Book 9496, Page 126, in the records of the County Clerk of Oklahoma County, Oklahoma.

Tract 3:

The nonexclusive easements appurtenant to Tract 1 that are created by or pursuant to that certain Reciprocal Easement Agreement by and between MacArthur Memorial, LLC, an Oklahoma limited liability company, and Oliver Real Estate Holdings, LLC, an Oklahoma limited liability company, dated November 14, 2006 and recorded December 4, 2006 at Book 10321, Page 1212, in the records of the County Clerk of Oklahoma County, Oklahoma.

Tract 4:

The nonexclusive easements appurtenant to Tract 1 that are created by or pursuant to that certain Declaration of Reciprocal Easement Declaration by MacArthur Memorial, LLC, an Oklahoma limited liability company, dated May 12, 2010, recorded May 14, 2010 at Book 11366, Page 286, in the records of the County Clerk of Oklahoma County, Oklahoma, and re-recorded May 21, 2010 at Book 11370, Page 1239, in the records of the County Clerk of Oklahoma County, Oklahoma.

EXHIBIT “B”

CONFIRMATION OF COMMENCEMENT DATE

October 17, 2011

Re:	Lease Agreement (the “Lease”), dated October 17, 2011, between TST Oklahoma City, LLC (the “Landlord”), and Mercy Rehabilitation Hospital, LLC, an Oklahoma limited liability company (the “Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1.       Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease; provided nothing herein shall be deemed to limit Tenant’s rights or remedies under the Lease or the Development Agreement (the “Development Agreement”) between Landlord and Tenant, dated October 17, 2011, as a result of any defects or deficiencies therein. To Tenant’s actual knowledge, without additional investigation or inquiry, any improvements required by the terms of the Lease and the Development Agreement to be made by Landlord have been completed, except for the punchlist and other items described on Exhibit A hereto (the “Punchlist Items”).

2.       Commencement Date. The Commencement Date of the Lease is                  , 20          .

3.       Expiration Date. The Term is scheduled to expire on the last day of the 180th full calendar month of the Term, which date is                    ,         .

4.        Initial Base Rent. The annual amount of initial Base Rent is $                 , payable monthly in the amount of $____________            .

6.       Contact Person. Tenant’s contact person in the Premises is:

Attention:
Telephone:
Telecopy:

7.       Ratification. Tenant and Landlord hereby ratify and confirm its obligations under the Lease. Except as otherwise expressly set forth on Exhibit B, Tenant represents and warrants to Landlord that, to its actual knowledge without additional investigation or inquiry, (a) it has no defenses to its obligations under the Lease, (b) the Lease is and remains in good standing and in full force and effect, and (c) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

8.       Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

TST Oklahoma City, LLC,
a Delaware limited liability company

By:
Name:
Title:

WITNESS:
Print Name:

Agreed and accepted:

Mercy Rehabilitation Hospital, LLC, an Oklahoma limited liability company

By:
Name
Title:

WITNESS:
Print Name:

EXHIBIT “C”

OPTION TO RENEW

Provided that there is not a then continuing Event of Default under the Lease, Tenant shall have three (3) consecutive options (each a “Renewal Option”) to extend the term of the Lease for ten (10) years each (each a “Renewal Period”); provided however, that all of the terms and provisions under the Lease shall remain in full force and effect and provided that the Base Rent under the Lease shall continue to increase by 2.5% per annum over the previous year throughout each Renewal Period, as provided in paragraph (e) of the Lease (see page 2). In order to exercise the Renewal Option, Tenant shall deliver written notice to Landlord of the exercise of such Renewal Option in accordance with the provisions hereof, not less than one hundred eighty (I80) days prior to the date that the Lease term or any applicable Renewal Period would otherwise expire, with failure to deliver such notice rendering all unexercised Renewal Options null and void.

EXHIBIT “D”

GUARANTY OF LEASE

(CENTERRE HEALTHCARE)

THIS GUARANTY OF THIS LEASE (the “Guaranty”) is given by CENTERRE HEALTHCARE CORPORATION (the “Guarantor”). This Guaranty is given to guarantee the financial commitments and obligations of Mercy Rehabilitation Hospital, LLC, an Oklahoma limited liability company (the “Tenant”), related to certain premises leased to Tenant by TST Oklahoma City, LLC (“Landlord”) pursuant to the Lease Agreement (the “Lease”) to which this instrument is attached.

The Guarantor, in consideration of the renting of the premises described in the Lease by Tenant, does hereby covenant with Landlord that if a default shall at any time be made by Tenant in payment of rent, operating expenses or performance of any other covenants contained in the Lease that are to be performed by Tenant (“Tenant Obligations”), that is not remedied within any applicable notice and cure period set forth therein (a “Tenant Default”), then Guarantor shall, upon written demand by Landlord, its successors or assigns, within ten (10) business days, either, at Guarantor’s option: (i) perform Tenant Obligations to extent required to remedy such Tenant Default; or (ii) be liable for fifty and one-half percent (50.5%) of the liabilities that Tenant has to Landlord under the Lease as a result of such Tenant Default, provided, however, that if the Lease is terminated, or Landlord retakes possession of the premises demised under the Lease, due to any Tenant Default, then the maximum liability of the Guarantor hereunder shall be limited to fifty and one-half percent (50.5%) of any unpaid amounts that Tenant owes Landlord under Section 16.B.(i) of the Lease, as applicable.

Landlord shall have the right to proceed against Guarantor under this Guaranty immediately upon the occurrence of Tenant Default, without first pursuing any remedies Landlord may have against Tenant or any other guarantor of Tenant Obligations and without first obtaining a judgment against Tenant or any other guarantor of Tenant Obligations. Should Landlord desire to proceed against Guarantor, Tenant and/or any other guarantor of Tenant Obligations under the Lease in any action related to a Tenant Default, Guarantor may be joined in such action and recovery may be had against Guarantor in such action to the full extent of Guarantor’s liability hereunder.

This Guaranty shall not be affected or diminished by any assignment of the Lease or any waiver by Landlord of any provisions of this Lease. In addition, this Guaranty shall not be affected or diminished by any amendment or modification of the Lease entered into while Tenant is owned by Guarantor and Mercy Health System of Oklahoma, an Oklahoma not-for-profit corporation (“Mercy”). If there is an amendment or modification of the Lease that (i) is entered into while Tenant is not owned by Guarantor and Mercy, and (ii) increases the liabilities or obligations of Tenant under the Lease, then Guarantor shall not be responsible for any such increased liabilities or obligations; provided, this Guaranty shall not be affected or diminished by any amendments or modifications to the Lease that decrease Tenant’s liabilities or obligations, any waivers or forbearance by Landlord of Tenant’s obligations under the Lease, or any extensions of time by Landlord for the performance of Tenant’s obligations under the Lease.

Notwithstanding anything to the contrary contained herein, if Guarantor or its affiliate sells its ownership interest in the Tenant to Mercy or its affiliate at any time after the third year of the Term, then Guarantor shall be automatically released from its obligations and liabilities under this Guaranty if, at the time of the sale or anytime thereafter: (i) Mercy agrees to increase its maximum liability under Mercy’s guaranty of the Lease to cover one hundred percent (100%) of Tenant’s liabilities thereunder; (ii) Mercy has a Debt to EBITDA ratio of not more than 3.5:1; and (iii) either (A) Mercy has a net worth that equals or exceeds One Hundred Twenty Five Million and No/100 Dollars ($125,000,000.00), or (B) Mercy has a net worth that equals or exceeds the net worth of Guarantor, and Tenant has a EBITDAR to Rent & Debt Service ratio of at least 2:1. As used herein, the terms “Debt,” “EBITDA,” “EBITDAR” and “Rent & Debt Service” shall have the meanings set forth in Section 13 of the Lease. In the event that Landlord’s lender shall require a new appraisal of the Premises in connection with the release of Guarantor, Guarantor or Tenant shall pay the reasonable cost of such appraisal.

The Guarantor shall provide to Landlord annually, within 90 days following the end of the Guarantor’s fiscal year, with an internally prepared balance sheet for the Guarantor as of the end of such year and an internally prepared income statement of the Guarantor for such year. Within 120 days following the applicable end of Guarantor’s fiscal year, Guarantor shall deliver copies of federal tax return for such fiscal year to Landlord.

This Guaranty shall be a continuing guarantee and the liability hereunder shall in no way be affected or diminished by reason of any extension of time that may be granted to Tenant by Landlord. In the event that the Guarantor shall or otherwise no longer be associated with or affiliated with Tenant, such event shall not affect the validity or enforceability of this Guaranty, except as expressly set forth herein. The Guarantor hereby:

(a)       Waives all defenses based upon suretyship or impairment of collateral, and consents that Landlord may, without in any way affecting the obligation of the Guarantor under this Guaranty:

(i)       Waive or delay the exercise of any of its rights or remedies against Tenant or any other person or entity, including, without limitation, any other guarantor;

(ii)       Renew or extend the period for performance of any of the Tenant Obligations; and

(iii)     Apply payments by the Tenant, the Guarantor, or any other person or entity, to any of the Tenant Obligations at Landlord’s discretion.

(b)       Waives all notices whatsoever with respect to this guaranty or with respect to the Tenant Obligations, including, but without limitation notice of:

(i)       Landlord’s acceptance hereof or its intention to act, or its action, in reliance hereon;

(ii)      The present existence or future incurring of any of the Tenant Obligations or any terms or amounts thereof or any change therein;

(iii)     Any default by Tenant or any surety, pledgor, grantor of security, or guarantor; and

(iv)     The obtaining or release of any guaranty or surety agreement (in addition to this Guaranty), pledge, assignment, or other security for any of the Tenant Obligations.

(c)       Agrees that, if at any time all or any part of any payment by Tenant previously applied by Landlord to any of the Tenant Obligations must be returned by Landlord for any reason, whether upon claim of preference, fraudulent transfer or otherwise, and whether by court order, administrative order, or settlement, the Guarantor remains liable to the extent provided under this Guaranty for the amount returned as if such amount had never been received by Landlord, notwithstanding any termination of this guaranty or the cancellation of any note or other instrument or agreement evidencing the Tenant Obligations after such payment by Tenant; and

(d)       Waives notice of presentment, demand, protest and notice of nonpayment in relation to any instrument evidencing any of the Tenant Obligations, and any other demands and notices required by law, except as such waiver may be expressly prohibited by law.

In witness whereof, the Guarantor has executed this Guaranty as of the date of the Lease.

Centerre Healthcare Corporation

By:	/s/ Patrick A. Foster
Name:	Patrick A. Foster
Title:	President and CEO

EXHIBIT “D” CONTINUED

GUARANTY OF LEASE
(MERCY HEALTH)

THIS GUARANTY OF THIS LEASE (the “Guaranty”) is given by Mercy Health System of Oklahoma, an Oklahoma not-for-profit corporation (the “Guarantor”). This Guaranty is given to guarantee the financial commitments and obligations of Mercy Rehabilitation Hospital, LLC, an Oklahoma limited liability company (the “Tenant”), related to certain premises leased to Tenant by TST Oklahoma City, LLC (“Landlord”) pursuant to the Lease Agreement (the “Lease”) to which this instrument is attached.

The Guarantor, in consideration of the renting of the premises described in the Lease by Tenant, does hereby covenant with Landlord that if a default shall at any time be made by Tenant in payment of rent, operating expenses or performance of any other covenants contained in the Lease that are to be performed by Tenant (“Tenant Obligations”) that is not remedied within any applicable notice and cure period set forth therein (a “Tenant Default”), then Guarantor shall, upon written demand by Landlord, its successors or assigns, within ten (10) business days, either, at Guarantor’s option: (i) perform Tenant Obligations to extent required to remedy such Tenant Default; or (ii) be liable for forty-nine and one-half percent (49.5%) of the liabilities that Tenant has to Landlord under the Lease as a result of such Tenant Default, provided, however, that if the Lease is terminated, or Landlord retakes possession of the premises demised under the Lease, due to any Tenant Default, then the maximum liability of the Guarantor hereunder shall be limited to forty-nine and one-half percent (49.5%) of any unpaid amounts that Tenant owes Landlord under Section 16.B.(i) of the Lease.

Landlord shall have the right to proceed against Guarantor under this Guaranty immediately upon the occurrence of Tenant Default, without first pursuing any remedies Landlord may have against Tenant or any other guarantor of Tenant Obligations and without first obtaining a judgment against Tenant or any other guarantor of Tenant Obligations. Should Landlord desire to proceed against Guarantor, Tenant and/or any other guarantor of Tenant Obligations under the Lease in any action related to a Tenant Default, Guarantor may be joined in such action and recovery may be had against Guarantor in such action to the full extent of Guarantor’s liability hereunder.

This Guaranty shall not be affected or diminished by any assignment of the Lease or any waiver by Landlord of any provisions of the Lease. In addition, this Guaranty shall not be affected or diminished by any amendment or modification of the Lease entered into while Tenant is owned by Guarantor and Centerre Healthcare Corporation (“Centerre”). If there is an amendment or modification of the Lease that (i) is entered into while Tenant is not owned by Guarantor and Centerre, and (ii) increases the liabilities or obligations of Tenant under the Lease, then Guarantor shall not be responsible for any such increased liabilities or obligations; provided, this Guaranty shall not be affected or diminished by any amendments or modifications to the Lease that decrease Tenant’s liabilities or obligations, any waivers or forbearance by Landlord of Tenant’s obligations under the Lease, or any extensions or time by Landlord for the performance of Tenant’s obligations under the Lease.

Notwithstanding anything to the contrary contained herein, if Guarantor or its affiliate sells its ownership interest in the Tenant to Centerre or its affiliate at any time after the third year of the Term, then Guarantor shall be automatically released from its obligations and liabilities under this Guaranty if, at the time of the sale or anytime thereafter: (i) Centerre agrees to increase its maximum liability under Centerre’s guaranty of the Lease to cover one hundred percent (100%) of Tenant’s liabilities thereunder; (ii) Centerre has a Debt to EBITDA ratio of not more than 3.5:1; and (iii) either (A) Centerre has a net worth that equals or exceeds One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00), or (B) Centerre has a net worth that equals or exceeds the net worth of Guarantor, and Tenant has a EBITDAR to Rent & Debt Service ratio of at least 2:1. As used herein, the terms “Debt,” “EBITDA,” “EBITDAR” and “Rent & Debt Service” shall have the meanings set forth in Section 13 of the Lease. In the event that Landlord’s lender shall require a new appraisal of the Premises in connection with the release of Guarantor, Guarantor or Tenant shall pay the reasonable cost of such appraisal.

The Guarantor shall provide to Landlord annually, within 90 days following the end of the Guarantor’s fiscal year, with an internally prepared balance sheet for the Guarantor as of the end of such year and an internally prepared income statement of the Guarantor for such year. Within 120 days following the applicable end of Guarantor’s fiscal year, Guarantor shall deliver copies of federal tax return for such fiscal year to Landlord.

This Guaranty shall be a continuing guarantee and the liability hereunder shall in no way be affected or diminished by reason of any extension of time that may be granted to Tenant by Landlord. In the event that the Guarantor shall or otherwise no longer be associated with or affiliated with Tenant, such event shall not affect the validity or enforceability of this Guaranty, except as expressly set forth herein. The Guarantor hereby:

(a)    Waives all defenses based upon suretyship or impairment of collateral, and consents that Landlord may, without in any way affecting the obligation of the Guarantor under this Guaranty:

(i)       Waive or delay the exercise of any of its rights or remedies against Tenant or any other person or entity, including, without limitation, any other guarantor;

(ii)      Renew or extend the period for performance of any of the Tenant Obligations; and

(iii)     Apply payments by the Tenant, the Guarantor, or any other person or entity, to any of the Tenant Obligations at Landlord’s discretion.

(b)    Waives all notices whatsoever with respect to this Guaranty or with respect to the Tenant Obligations, including, but without limitation, notice of;

(i)        Landlord’s acceptance hereof or its intention to act, or its action, in reliance hereon;

(ii)      The present existence or future incurring of any of the Tenant Obligations or any terms or amounts thereof or any change therein;

(iii)      Any default by Tenant or any surety, pledgor, grantor of security, or guarantor, and

(iv)      The obtaining or release of any guaranty or surety agreement (in addition to this Guaranty), pledge, assignment, or other security for any of the Tenant Obligations.

(c)     Agrees that, if at any time all or any part of any payment by Tenant previously applied by Landlord to any of the Tenant Obligations must be returned by Landlord for any reason, whether upon claim of preference, fraudulent transfer or otherwise,·and whether by court order, administrative order, or settlement, the Guarantor remains liable to the extent provided under this Guaranty for the amount returned as if such amount had never been received by Landlord, notwithstanding any termination of this guaranty or the cancellation of any note or other instrument or agreement evidencing the Tenant Obligations after such payment by Tenant; and

(d)    Waives notice of presentment, demand, protest and notice of nonpayment in relation to any instrument evidencing any of the Tenant Obligations, and any other demands and notices required by law, except as such waiver may be expressly prohibited by law.

In witness whereof, the Guarantor has executed this Guaranty as of the date of the Lease.

Mercy Health System of Oklahoma

By:	/s/ Jon Vitiello
Name:	Jon Vitiello
Title:	CFO

EXHIBIT “E”

PURCHASE OPTION

Tenant shall have the option to purchase the Premises (the “Purchase Option”) at the end of the 5th year of the Lease term and at the end of the Term, as extended; provided that: (i) Tenant shall deliver written notice to Landlord of Tenant’s intent to exercise the Purchase Option; and (ii) the purchase price shall be one hundred percent (100%) of the greater of(a) Fair Market Value (defined below) of the Premises; and (b) the value derived by applying a 7.75% capitalization rate of the Base Rent that would be payable by Tenant during the 6th year of the term of the Lease. For purposes hereof the term “Fair Market Value” shall be determined by an appraisal of the Premises performed by an appraiser selected by Tenant from a list of five (5) experienced appraisers provided by Landlord who are reasonably acceptable to Tenant, using as comparable properties single tenant inpatient rehabilitation hospitals of similar age, size, quality of construction and finishes as the Premises and located in major metropolitan markets in the mid-western United States. Such appraisal shall be performed at the expense of Tenant. If Tenant funds any alteration or expansion of the Premises, the value of such alteration or expansion will not be considered when determining Fair Market Value. Tenant shall have the right to obtain the appraisal determining the Fair Market Value before exercising the Purchase Option so that Tenant knows the purchase price for the Premises. If Tenant exercises the Purchase Option, Landlord shall convey good and marketable fee simple title to the Premises to Tenant, free and clear of all liens, encumbrances and other title exceptions, except for the matters described on Exhibit E-1 and matters directly arising from Tenant’s acts (the “Permitted Exceptions”). The closing (the “Closing”) of any sale of the Premises pursuant to this provision shall occur on a business day that is within thirty (30) days of the last day of the 5th year of the Lease term. At the Closing, Landlord shall execute and deliver all documents, instruments, certificates, resolutions and affidavits that are necessary from Landlord to consummate the sale of the Premises as contemplated by this provision, including, without limitation, a special warranty deeds, a settlement sheet, and an IRS §1445 certificate, all in form and substance reasonably acceptable to Tenant. Tenant shall specify a location for Closing in the Oklahoma City, Oklahoma at the time it exercises the Purchase Option. At Closing, (i) Landlord shall furnish Tenant with, at Tenant’s cost, an ALTA Owner’s Extended Coverage Title Insurance Policy, in the amount of the purchase price for the Premises, insuring that Tenant is the owner of fee simple absolute title to the Premises, subject only to the Permitted Exceptions, and (ii) Tenant shall pay any transfer taxes and recording fees due in connection with the delivery and recording of the deed conveying the Premises to Tenant. Property taxes and assessments will not be prorated at Closing since Tenant is responsible for paying the same under this Lease.

RIGHT OF FIRST OFFER

In the event Landlord shall decide to sell, transfer or convey the Premises, then Landlord shall first inform Tenant of Landlord’s intent and Tenant shall have a period of thirty (30) calendar days to negotiate a purchase price and an agreement satisfactory to Landlord and Tenant providing for the purchase and sale of the Premises. In connection therewith, Landlord shall provide Tenant with a written summary of the terms and conditions upon which Landlord desires to sell the Property (“Landlord’s Offer”), and Tenant shall have a right of first offer (the “Right of First Offer”) to purchase the Premises in accordance with Landlord’s Offer or on such other terms as may be negotiated by Landlord and Tenant during the aforementioned thirty (30) day period. In the event Landlord does not agree to sell the Premises to Tenant at the end of such thirty (30) day period, then, for a period of two hundred seventy (270) days thereafter, Landlord shall be free to sell the Premises to a third party for any amount in excess of ninety-seven percent (97%) of the price set forth in Landlord’s Offer and upon the other terms of Landlord’s Offer, subject to the Purchase Option, the Right of First Refusal, and the Right of First Offer; provided if Landlord desires to sell the Premises on different terms during such two hundred seventy (270) day period, Landlord must comply with the Right of First Refusal” paragraph below. If Landlord does not sell the Premises in accordance with the preceding sentence within the aforementioned two hundred seventy (270) days period, then Landlord must comply with the terms of this paragraph in connection with any other sale, transfer or conveyance of the Premises.

RIGHT OF FIRST REFUSAL

If there is a bona fide offer (the “Offer”) pursuant to which any person or entity would purchase the Premises from Landlord and Landlord is willing to accept such Offer, Landlord shall first offer to sell the Premises to Tenant at the price and upon the terms and conditions hereinafter set forth (the “Right of First Refusal”).

a)	Landlord shall furnish such Offer to Tenant, together with written notice of Landlord’s intention to sell the Premises (the “Transfer Notice”). Such Transfer Notice shall contain the name and address of the party to whom the Premises is to be transferred (the “Transferee”) and the purchase price, the terms of payment, the date on which the sale of the Premises is to be closed and all other terms and conditions of upon which Landlord will transfer the Premises to such Transferee.

b)	For a period of thirty (30) days following the date such Transfer Notice is deemed to have been given to Tenant (the “ROFR Period”), Tenant shall have the right, option and privilege (but not the duty) to purchase the Premises at the price and upon the terms and conditions stated in the Transfer Notice, such option to be exercised by written notice of acceptance to Landlord during the ROFR Period. Delivery of such notice by Tenant shall create an agreement between Landlord and Tenant pursuant to which the Landlord shall sell to Tenant, and Tenant shall purchase from Landlord, the Premises at the price and upon the terms and conditions stated in the Transfer Notice.

c)	Failure of Tenant to timely deliver written acceptance to Landlord exercising the Right of First Refusal in connection with any Offer, as provided herein, shall deem a waiver of the Right of First Refusal in connection with such Offer and Landlord may sell the Premises in accordance with the terms of such Offer; provided any changes to such Offer shall result in a new Offer and Tenant may exercise the Right of First Refusal in connection with any such new Offer.

d)	No Offer shall (i) provide for any non-cash consideration to be received by Landlord as part of the purchase price for the Premises, (ii) include any property that is not a part of the Premises (e.g. a bulk sale), (iii) contain any provisions that are intended to frustrate or defeat the Right of First Refusal or that only the proposed Transferee is reasonably capable of satisfying; (iv) restrict the use of or otherwise encumber the Premises (or any portion thereof); or (v) require any alterations, additions, changes or improvements.

e)	If Landlord is an entity (such as, by way of example and not limitation, a corporation, general partnership, limited partnership or limited liability company), then: (i) a transfer of more than forty-nine (49%) percent of the ownership interests (e.g. stock, partnership interests or membership interest), financial rights or governance rights in Landlord, directly or indirectly, whether in one or in a series of transactions, shall be deemed to constitute a transfer of the Premises; (ii) Landlord shall must first offer to sell the Premises to Tenant pursuant to the Right of First Offer provision above; and (iii) in the event Tenant does not purchase the Premises pursuant to the Right of First Offer, the ownership interests in Landlord may be sold thereafter on economic terms that value the same at an amount that equals or exceeds the value of the Premises set forth in the Landlord’s Offer.

In the event Tenant fails to exercise the Right of First Offer or the Right of First Refusal on any occasion, the same shall remain in force and effect and shall continue to apply.

Notwithstanding anything to the contrary contained herein, the Right of First Refusal shall not apply to: (i) any transfer of the ownership interests, financial rights, or governance rights in Landlord between The Sanders Trust, LLC (“TST”) and the Harrison Street Real Estate Capital (“Harrison Street”); or (ii) any transfer of the Premises to TST, Harrison Street, or any entity that is wholly owned, directly or indirectly, by TST or Harrison Street.

EXHIBIT “F”

OPERATING COST EXCLUSIONS

For purposes hereof, Operating Expenses shall not include: (i) costs of correcting any defects in Premises or non-compliance with applicable laws that Landlord or Developer are responsible for under the Development Agreement and costs covered by any warranties set forth in the Development Agreement; (ii) costs that constitute Project Costs under the Development Agreement or are otherwise expressly payable by Landlord or Developer thereunder; (iii) depreciation and similar “non-cash” costs; (iv) fines, penalties, default interest and late charges arising or resulting from the acts or omissions of Landlord or Developer; (v) costs associated with the assessment, monitoring, cleaning-up, removal, abatement or remediation of Hazardous Substances on, under or about the Premises that were released by Landlord, Developer or any of their respective affiliates, agents, employees or contractors; (vi) costs arising as a result of Landlord’s, Developer’s or any of their respective affiliates breach of an agreement, negligence, misconduct, or violation of applicable laws, including, but not limited to, damage awards, attorneys’ fees, and litigation expenses; (vii) overhead costs pertaining to Landlord or any of their affiliates (including, without limitation, salaries, equipment, supplies, accounting and legal fees, rent and other occupancy costs) and any other costs associated with the operation and internal organization and function of Landlord as a business entity; (viii) costs pertaining to the off-site operations of Landlord, Developer and any of their affiliates; (ix) costs related to any loan to or other indebtedness of Landlord or any capital provided or contributed to Landlord, including, without limitation, interest, principal, commitment fees, closing costs and other financing charges; (x) costs associated with any sale, transfer or conveyance of the Premises or any ownership interest in Landlord; (xi) accounting fees, attorneys’ fees, or any other professional fees incurred by Landlord, Developer or any of their affiliates; (xii) costs related to any fire, casualty or condemnation, all of which are governed by other express provisions of this Lease.

EXHIBIT “G”

LEASEHOLD MORTGAGE

a)	Upon Landlord’s receipt of a written notice (a “Leasehold Mortgage Notice”) containing the name and address of any lender to whom Tenant has granted a Leasehold Mortgage, such lender shall be deemed a “Leasehold Mortgage Lender” for purposes hereof until such time as the lender releases its lien on the Leasehold Estate. Within ten (10) business days after Tenant’s written request, Landlord will acknowledge, in writing, the receipt of any Leasehold Mortgage Notice delivered to Landlord.

b)	Whenever Landlord shall send Tenant any written notice of any default by Tenant under this Lease, Landlord shall also send a duplicate copy of such notice to each Leasehold Mortgage Lender. In addition, Landlord agrees to execute any documents reasonably requested by any Leasehold Mortgage Lender in connection with such Leasehold Mortgage to confirm its rights hereunder, so long as such documents do not increase Landlord’s obligations or liabilities under this Lease, decrease Landlord’s rights under this Lease or decrease Tenant’s obligation or liabilities under this Lease.

c)	Upon a Leasehold Mortgage Lender’s receipt of written notice of an Event of Default (a “Default Notice”), the Leasehold Mortgage Lender shall have the right, but not the obligation, to cure such Event of Default on behalf of Tenant, and Landlord shall not have the right to terminate this Lease in the event that the Leasehold Mortgage Lender completes the cure of such Event of Default with thirty (30) days after its receipt of the Default Notice; provided if such default does not arise from a failure to pay any Base Rent or Additional Rent owed to Landlord under this Lease and cannot reasonably be cured within such thirty (30) day period, then the Leasehold Mortgage Lender shall have such additional time to cure the same as is reasonably necessary under the circumstances so long as Leasehold Mortgage Lender prosecutes such cure continuously and with diligent efforts. Landlord agrees to accept any Leasehold Mortgage Lender’s cure of an Event of Default. In the event a Leasehold Mortgage Lender cannot cure any non-monetary default without obtaining possession of the Premises, Landlord agrees that the period of time that the Leasehold Mortgage Lender has to cure such default shall be extended by the period of time reasonably necessary for it to foreclose its Leasehold Mortgage so long as the Leasehold Mortgage Lender completes such foreclosure with reasonable diligence and pays, within ten (10) days after Landlord’s written demand, all unpaid Rent then due Landlord under this Lease. No Leasehold Mortgage Lender shall have any liability for damages as a result of any default by Tenant under this Lease occurring prior to the date it acquires title to the Leasehold Estate.

d)	If this Lease is terminated for any reason, then, upon the Leasehold Mortgage Lender’s request made within thirty (30) days after the Leasehold Mortgage Lender’s receipt of written notice from Landlord of such termination, Landlord shall enter into a new lease with the Leasehold Mortgage Lender upon terms and conditions identical to those of this Lease for what would have been the full remaining term of this Lease had the same not been so terminated, with all remaining extension or renewal rights, so long as the Leasehold Mortgage Lender cures any outstanding defaults of Tenant and pays all of all unpaid Rent then due Landlord under this Lease. Any such new lease shall have the same priority as this Lease; provided Landlord shall not be responsible for ensuring the priority of this Lease to the extent the same is outside Landlord’s control.

e)	A Leasehold Mortgage Lender may, at any time permitted under its agreements with Tenant, foreclose or otherwise realize upon its lien on the Leasehold Estate, and so long as the Leasehold Mortgage Lender cures any outstanding defaults of Tenant and pays all unpaid Rent to Landlord, Landlord shall recognize the person or entity acquiring the Leasehold Estate as the lessee hereunder with all of the rights and estate of Tenant, provided such person or entity shall be subject to all of the terms and conditions set forth in this Lease. Any sale of the Leasehold Estate in any foreclosure proceedings instituted by a Leasehold Mortgage Lender (or the assignment or transfer of this Lease and the Leasehold Estate by Tenant in lieu of any such foreclosure) shall be deemed to be a permitted assignment of the Leasehold Estate.

f)	If any agreement between a Leasehold Mortgage Lender and Tenant shall so require and Landlord has been provided written notice of such provision, no voluntary amendment or modification of this Lease shall be effective as to such Leasehold Mortgage Lender unless it has consented thereto, in writing.

g)	The making of a leasehold mortgage, deed of trust or other security interest affecting the Leasehold Estate or the assignment or pledge of this Lease as security shall not be deemed to constitute an assignment or transfer of the Leasehold Estate. No Leasehold Mortgage Lender, simply by virtue of its lien on the Leasehold Estate, shall be deemed to have assumed any of the obligations or liabilities of Tenant hereunder. A Leasehold Mortgage Lender (or its assignee or affiliate) who takes title to the Leasehold Estate shall be responsible for the performance of the tenant’s obligations under this Lease to the extent the same first arise after it acquires title to the Leasehold Estate; provided however, if the such party does not cure outstanding defaults of Tenant and make all payments of unpaid Rent to Landlord, Landlord may terminate the Lease. If the Leasehold Mortgage Lender conveys the Leasehold Estate, such Leasehold Mortgage Lender shall be released from the obligations and liabilities under this Lease first arising from and after the date of such conveyance. Except as expressly provided above, the purchaser at any foreclosure sale of the Leasehold Estate shall be deemed to have agreed to perform all of Tenant’s obligations under this Lease. Nothing in this exhibit shall be deemed to release Tenant from its obligations and liabilities under this Lease or limit Landlord’s remedies against Tenant as a result of any Event of Default that is not cured within the periods provided herein.

h)	Any Leasehold Mortgage shall be subject to this Lease, and to the extent of any conflict in the obligations of tenant under this Lease and under the Leasehold Mortgage, the terms of this Lease shall govern between Landlord and Tenant.

EXHIBIT “H”

PROHIBITED TRANSFEREES

Notwithstanding anything to the contrary contained herein, in no event shall: (i) Landlord’s interest in the Premises or this Lease be owned by any Prohibited Transferee, directly or indirectly; or (ii) any of the ownership interests (such as, without limitation, stock, membership interests, partnership interests or limited partnership interests), financial rights or voting rights in Landlord be held by any Prohibited Transferee, directly or indirectly. For purposes hereof, a person or entity shall be considered a “Prohibited Transferee” if such person or entity or any of its affiliates:

(i)	(A) operates or manages, any hospital or hospital unit excluded from reimbursement under the prospective payment systems specified in 42 C.F.R. § 412.1(a)(1) pursuant to 42 C.F.R. § 412.23(b) pertaining to rehabilitation hospitals or§ 412.29 pertaining to rehabilitation units (B) holds more than a fifteen percent (15%) ownership interest in, or controls (directly or indirectly) any corporation or other entity that operates or manages such a hospital or hospital unit, or C) provides material management consulting services to such a hospital or hospital unit; or

(ii)	(A) operates or manages any hospital, acute care facility or long-term acute care hospital, outpatient clinic or ambulatory center (“Competing Facilities”), (B) holds more than a fifteen percent (15%) ownership interest in, or controls (directly or indirectly) any corporation or other entity that operates or manages such Competing Facilities (a “Competing Facility Operator”), or (C) provides material management consulting services to such Competing Facilities.

For purposes hereof, the term “controls” means the possession of the power to direct the day-to-day management and policies of the entity in question. Notwithstanding the foregoing, a Prohibited Transferee shall not be deemed to include

(a)       a person or entity that owns a building containing a Competing Facility and leases such building to an unaffiliated third party who independently operates the same, so long as the rent paid for such building is not percentage rent or based on a share of the revenue or profits from the operation of such Competing Facility,

(b)       a person or entity that holds more than a fifteen percent (15%) ownership interest in a Competing Facility Operator, so long as such transferee does not operate Competing Facilities as its primary business and either (1) does not control such Competing Facility Operator or (2) did not initially control such Competing Facility Operator, and only controls such Competing Facility Operator by virtue of exercising rights or remedies against the party(ies) that, but for such exercise of rights or remedies, had previously controlled such Competing Facility Operator; and

(c)      a publicly traded real estate investment trust.